Exhibit 99.2

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2011

BlackRock, Inc.

Consolidated Statements of Financial Condition

(Dollar amounts in millions, except per share data)

	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$3,367	$4,708
Accounts receivable	2,095	1,718
Due from related parties	150	189
Investments	1,540	1,049
Assets of consolidated variable interest entities
Cash and cash equivalents	93	—
Bank loans and other investments	1,312	—
Separate account assets	121,137	119,629
Collateral held under securities lending agreements	17,638	19,335
Deferred sales commissions, net	66	103
Property and equipment (net of accumulated depreciation of $426 and $303 at December 31, 2010 and 2009, respectively)	428	443
Intangible assets (net of accumulated amortization of $615 and $466 at December 31, 2010 and 2009, respectively)	17,512	17,666
Goodwill	12,805	12,680
Other assets	316	604

Total assets	$178,459	$178,124

Liabilities
Accrued compensation and benefits	$1,520	$1,482
Accounts payable and accrued liabilities	1,068	840
Due to related parties	57	505
Short-term borrowings	100	2,234
Liabilities of consolidated variable interest entities
Borrowings	1,278	—
Other liabilities	7	—
Convertible debentures	67	243
Long-term borrowings	3,192	3,191
Separate account liabilities	121,137	119,629
Collateral liability under securities lending agreements	17,638	19,335
Deferred income tax liabilities	5,477	5,571
Other liabilities	584	492

Total liabilities	152,125	153,522

Commitments and contingencies (Note 14)

Temporary equity
Redeemable non-controlling interests	6	49

BlackRock, Inc.

Consolidated Statements of Financial Condition (continued)

(Dollar amounts in millions, except per share data)

	December 31,	December 31,
	2010	2009
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	1	1

Shares authorized: 500,000,000 at December 31, 2010 and 2009; Shares issued: 131,923,624 and 62,776,777 at December 31, 2010 and 2009, respectively; Shares outstanding: 131,216,561 and 61,896,236 at December 31, 2010 and 2009, respectively;

Series B non-voting participating preferred stock, $0.01 par value;	1	1
Shares authorized: 150,000,000 at December 31, 2010 and 2009; Shares issued and outstanding: 57,108,553 and 112,817,151 at December 31, 2010 and 2009, respectively;
Series C non-voting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2010 and 2009; Shares issued and outstanding: 2,866,439 and 2,889,467 at December 31, 2010 and 2009, respectively;
Series D non-voting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 20,000,000 at December 31, 2010 and 2009; Shares issued and outstanding: 0 and 11,203,442 at December 31, 2010 and 2009, respectively;
Additional paid-in capital	22,502	22,127
Retained earnings	3,723	2,436
Appropriated retained earnings	75	—
Accumulated other comprehensive loss	(96)	(96)
Escrow shares, common, at cost (3,603 and 868,940 shares held at December 31, 2010 and 2009, respectively)	(1)	(137)
Treasury stock, common, at cost (703,460 and 11,601 shares held at December 31, 2010 and 2009, respectively)	(111)	(3)

Total BlackRock, Inc. stockholders’ equity	26,094	24,329
Nonredeemable non-controlling interests	189	224
Nonredeemable non-controlling interests of consolidated variable interest entities	45	—

Total permanent equity	26,328	24,553

Total liabilities, temporary equity and permanent equity	$178,459	$178,124

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

(Dollar amounts in millions, except per share data)

	Year ended
	December 31,
	2010	2009	2008
Revenue
Investment advisory, administration fees and securities lending revenue
Related parties	$4,893	$2,616	$2,962
Other third parties	2,397	1,210	1,295

Total investment advisory, administration fees and securities lending revenue	7,290	3,826	4,257
Investment advisory performance fees	540	202	177
BlackRock Solutions and advisory	460	477	393
Distribution fees	116	100	139
Other revenue	206	95	98

Total revenue	8,612	4,700	5,064

Expenses
Employee compensation and benefits	3,097	1,802	1,815
Distribution and servicing costs
Related parties	226	368	495
Other third parties	182	109	96
Amortization of deferred sales commissions	102	100	130
Direct fund expenses	493	95	86
General and administration	1,354	779	665
Restructuring charges	—	22	38
Amortization of intangible assets	160	147	146

Total expenses	5,614	3,422	3,471

Operating income	2,998	1,278	1,593

Non-operating income (expense)
Net gain (loss) on investments	179	42	(573)
Net gain (loss) on consolidated variable interest entities	(35)	—	—
Interest and dividend income	29	20	65
Interest expense	(150)	(68)	(69)

Total non-operating income (expense)	23	(6)	(577)

Income before income taxes	3,021	1,272	1,016
Income tax expense	971	375	387

Net income	2,050	897	629
Less:
Net income (loss) attributable to redeemable non-controlling interests	3	2	(1)
Net income (loss) attributable to nonredeemable non-controlling interests	(16)	20	(154)

Net income attributable to BlackRock, Inc.	$2,063	$875	$784

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$10.67	$6.24	$5.86
Diluted	$10.55	$6.11	$5.78
Cash dividends declared and paid per share	$4.00	$3.12	$3.12

Weighted-average common shares outstanding:
Basic	190,554,510	136,669,164	129,543,443
Diluted	192,692,047	139,481,449	131,376,517

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

(Dollar amounts in millions)

	Year ended
	December 31,
	2010	2009	2008
Net income	$2,050	$897	$629
Other comprehensive income:
Change in net unrealized gains (losses) from available-for-sale investments, net of tax
Unrealized holding gains (losses), net of tax	3	(4)	(14)
Less: reclassification adjustment included in net income	1	(19)	5

Net change from available-for-sale investments, net of tax (1)	2	15	(19)
Minimum pension liability adjustment	(1)	1	(1)
Foreign currency translation adjustments	(1)	74	(237)

Comprehensive income	2,050	987	372
Less: Comprehensive income (loss) attributable to non-controlling interests	(13)	22	(155)

Comprehensive income attributable to BlackRock, Inc.	$2,063	$965	$527

(1)	The tax benefit (expense) on unrealized holding gains (losses) was ($2), ($8) and $8 in 2010, 2009 and 2008, respectively.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2007	$10,287	$1,615	$—	$71	($188)	($184)	$11,601	$549	$—	$12,150	$29
Net income	—	784	—	—	—	—	784	(154)	—	630	(1)
Dividends paid, net of dividend expense for unvested RSUs	—	(417)	—	—	—	—	(417)	—	—	(417)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	—	45	—	45	—	—	45	—
Stock-based compensation	278	—	—	—	—	1	279	—	—	279	—
PNC LTIP capital contribution	4	—	—	—	—	—	4	—	—	4	—
Net issuance of common shares related to employee stock transactions	(140)	—	—	—	—	125	(15)	—	—	(15)	—
Net tax benefit (shortfall) from stock-based compensation	55	—	—	—	—	—	55	—	—	55	—
Minimum pension liability adjustment	—	—	—	(1)	—	—	(1)	—	—	(1)	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	—	36	—	36	(243)
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	(203)	—	(203)	481
Other change in non-controlling interests	—	—	—	—	—	—	—	(3)	—	(3)	—
Foreign currency translation adjustments	(10)	—	—	(237)	—	—	(247)	—	—	(247)	—
Change in net unrealized gain (loss) from available-for-sale investments, net of tax	—	—	—	(19)	—	—	(19)	—	—	(19)	—

December 31, 2008	$10,474	$1,982	$—	($186)	($143)	($58)	$12,069	$225	$—	$12,294	$266

See accompanying notes to consolidated financial statements.

(1)	Includes $1 of common stock at December 31, 2008.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2008	$10,474	$1,982	$—	($186)	($143)	($58)	$12,069	$225	$—	$12,294	$266
Net income	—	875	—	—	—	—	875	20	—	895	2
Dividends paid, net of dividend expense for unvested RSUs	—	(421)	—	—	—	—	(421)	—	—	(421)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	—	6	—	6	—	—	6	—
Stock-based compensation	316	—	—	—	—	1	317	—	—	317	—
Issuance of shares to Barclays	8,529	—	—	—	—	—	8,529	—	—	8,529	—
Issuance of shares to institutional investors	2,800	—	—	—	—	—	2,800	—	—	2,800	—
Issuance of common shares for contingent consideration	43	—	—	—	—	—	43	—	—	43	—
PNC LTIP capital contribution	6	—	—	—	—	—	6	—	—	6	—
Merrill Lynch capital contribution	25	—	—	—	—	—	25	—	—	25	—
Net issuance of common shares related to employee stock transactions	(78)	—	—	—	—	54	(24)	—	—	(24)	—
Net tax benefit (shortfall) from stock-based compensation	14	—	—	—	—	—	14	—	—	14	—
Minimum pension liability adjustment	—	—	—	1	—	—	1	—	—	1	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	—	(8)	—	(8)	(247)
Net consolidations (deconsolidations) of sponsored investment funds(2)	—	—	—	—	—	—	—	(9)	—	(9)	28
Other change in non-controlling interests	—	—	—	—	—	—	—	(4)	—	(4)	—
Foreign currency translation adjustments	—	—	—	74	—	—	74	—	—	74	—
Change in net unrealized gain (loss) from available-for-sale investments, net of tax	—	—	—	15	—	—	15	—	—	15	—

December 31, 2009	$22,129	$2,436	$—	($96)	($137)	($3)	$24,329	$224	$—	$24,553	$49

See accompanying notes to consolidated financial statements.

(1)	Includes $1 of common stock at December 31, 2009 and 2008, respectively and $1 of preferred stock at December 31, 2009.
(2)	Includes $12 of redeemable non-controlling interests acquired in the BGI Transaction on December 1, 2009.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2009	$22,129	$2,436	$—	($96)	($137)	($3)	$24,329	$224	$—	$24,553	$49
January 1, 2010 initial recognition of ASU 2009-17	—	—	114	—	—	—	114	(49)	49	114	—
Net income	—	2,063	—	—	—	—	2,063	19	(35)	2,047	3
Allocation of losses of consolidated collateralized loan obligations	—	—	(39)	—	—	—	(39)	—	39	—	—
Dividends paid, net of dividend expense for unvested RSUs	—	(776)	—	—	—	—	(776)	—	—	(776)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	—	136	—	136	—	—	136	—
Stock-based compensation	444	—	—	—	—	1	445	—	—	445	—
PNC LTIP capital contribution	5	—	—	—	—	—	5	—	—	5	—
Merrill Lynch capital contribution	10	—	—	—	—	—	10	—	—	10	—
Exchange of common stock for preferred shares series B	128	—	—	—	—	(128)	—	—	—	—	—
Net issuance of common shares related to employee stock transactions	(202)	—	—	—	—	93	(109)	—	—	(109)	—
Other stock repurchases	—	—	—	—	—	(140)	(140)	—	—	(140)	—
Convertible debt conversions, net of tax	(54)	—	—	—	—	66	12	—	—	12	—
Net tax benefit (shortfall) from stock-based compensation	44	—	—	—	—	—	44	—	—	44	—
Minimum pension liability adjustment	—	—	—	(1)	—	—	(1)	—	—	(1)	—
Subscriptions/(redemptions/distributions)—non-controlling interest holders	—	—	—	—	—	—	—	(6)	(8)	(14)	124
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	—	(170)
Other changes in non-controlling interests	—	—	—	—	—	—	—	1	—	1	—
Foreign currency translation adjustments	—	—	—	(1)	—	—	(1)	—	—	(1)	—
Change in net unrealized gains (losses) from available-for-sale investments, net of tax	—	—	—	2	—	—	2	—	—	2	—

December 31, 2010	$22,504	$3,723	$75	($96)	($1)	($111)	$26,094	$189	$45	$26,328	$6

See accompanying notes to consolidated financial statements.

(1)	Includes $1 of common stock and $1 of preferred stock at December 31, 2010 and 2009, respectively.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income	$2,050	$897	$629
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	310	239	236
Amortization of deferred sales commissions	102	100	130
Stock-based compensation	445	317	278
Deferred income tax expense (benefit)	3	(89)	(234)
Net (gains) losses on non-trading investments	(62)	(20)	216
Purchases of investments within consolidated funds	(26)	(41)	(127)
Proceeds from sales and maturities of investments within consolidated funds	54	285	342
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	(45)	—	—
Net (gains) losses within consolidated VIEs	35	—	—
Net (purchases)/proceeds within consolidated VIEs	44	—	—
(Earnings) losses from equity method investees	(141)	(30)	294
Distributions of earnings from equity method investees	14	18	28
Other adjustments	(1)	3	13
Changes in operating assets and liabilities:
Accounts receivable	(364)	(223)	339
Due from related parties	45	159	(112)
Deferred sales commissions	(65)	(68)	(90)
Investments, trading	(118)	(53)	265
Other assets	236	(50)	115
Accrued compensation and benefits	52	(218)	(237)
Accounts payable and accrued liabilities	164	165	(227)
Due to related parties	(356)	(10)	7
Other liabilities	112	18	51

Cash flows from operating activities	2,488	1,399	1,916

Cash flows from investing activities
Purchases of investments	(656)	(73)	(417)
Purchases of assets held for sale	(1)	(2)	(59)
Proceeds from sale of disposal group	2	—	41
Proceeds from sales and maturities of investments	181	260	122
Distributions of capital from equity method investees	53	89	15
Net consolidations (deconsolidations) of sponsored investment funds	(52)	27	(3)
Acquisitions, net of cash acquired, and contingent payments	(23)	(5,755)	(16)
Purchases of property and equipment	(131)	(65)	(77)

Cash flows from investing activities	(627)	(5,519)	(394)

BlackRock, Inc.

Consolidated Statements of Cash Flows (continued)

(Dollar amounts in millions)

	Year ended December 31,
	2010	2009	2008
Cash flows from financing activities
Repayments of short-term borrowings	(2,134)	—	(400)
Proceeds from short-term borrowings	—	2,034	300
Repayments of long-term borrowings	—	—	(1)
Repayments of convertible debt	(176)	(7)	—
Proceeds from long-term borrowings	—	2,495	—
Cash dividends paid	(776)	(422)	(419)
Proceeds from stock options exercised	10	18	24
Proceeds from issuance of common stock	6	2,804	6
Repurchases of common stock	(264)	(46)	(46)
Merrill Lynch capital contribution	10	25	—
Net (redemptions/distributions paid)/subscriptions received from non-controlling interests holders	110	(255)	(207)
Excess tax benefit from stock-based compensation	44	33	59
Net borrowings/(repayment of borrowings) by consolidated sponsored investment funds	—	70	(203)

Cash flows from financing activities	(3,170)	6,749	(887)

Effect of exchange rate changes on cash and cash equivalents	(32)	47	(259)

Net increase in cash and cash equivalents	(1,341)	2,676	376
Cash and cash equivalents, beginning of year	4,708	2,032	1,656

Cash and cash equivalents, end of year	$3,367	$4,708	$2,032

Supplemental disclosure of cash flow information is as follows:
Cash paid for:
Interest	$146	$52	$63
Interest on borrowings of consolidated VIEs	$53	$—	$—
Income taxes	$583	$503	$644

Supplemental schedule of non-cash investing and financing transactions is as follows:
Issuance of common stock	$266	$767	$136
Issuance of preferred stock	$—	$7,842	$—
Increase (decrease) in non-controlling interests due to net consolidation/(deconsolidation) of sponsored investment funds	($170)	$7	$280

Contingent common stock payment related to Quellos transaction	$—	$43	$—
Increase (decrease) in borrowings due to consolidation of VIEs	$1,157	$—	$—

Common stock released from escrow agent in connection with Quellos transaction	$136	$6	$45

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business

BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) provides diversified investment management to institutional clients, intermediary and individual investors through various investment vehicles. Investment management services primarily consist of the management of equity, fixed income, multi-asset class, alternative investment and cash management products. BlackRock offers its investment products in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. In addition, BlackRock provides market risk management, financial markets advisory and enterprise investment system services to a broad base of clients. Financial markets advisory services include valuation services relating to illiquid securities, dispositions and workout assignments (including long-term portfolio liquidation assignments), risk management and strategic planning and execution.

On January 1, 2009, Bank of America Corporation (“Bank of America”) acquired Merrill Lynch & Co., Inc. (“Merrill Lynch”). In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and The PNC Financial Services Group, Inc. (“PNC”) pursuant to which on February 27, 2009 Merrill Lynch and PNC each exchanged a portion of its BlackRock common stock it held for an equal number of shares of non-voting preferred stock. See Note 19, Capital Stock, for more details on these transactions.

On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors (“BGI”) from Barclays Bank PLC (“Barclays”) (the “BGI Transaction”). In exchange for BGI, BlackRock paid approximately $6.65 billion in cash and issued capital stock valued at $8.53 billion comprised of 3,031,516 shares of BlackRock common stock and 34,535,255 shares of BlackRock Series B and D non-voting participating preferred stock. See Note 3, Mergers and Acquisitions, for more details on this transaction.

On November 15, 2010, Bank of America and PNC sold 58,737,122 shares of BlackRock’s common stock, which included 56,407,040 shares of common stock that converted from non-voting preferred stock. In connection with this transaction, BlackRock entered into an exchange agreement with PNC pursuant to which PNC agreed to exchange 11,105,000 shares of BlackRock non-voting preferred stock they held for common stock.

On December 31, 2010, equity ownership of BlackRock was as follows:

	Voting Common Stock	Capital Stock (1)
PNC	25.3%	20.3%
Barclays	2.3%	19.6%
Bank of America/Merrill Lynch	0.0%	7.1%
Other	72.4%	53.0%

	100.0%	100.0%

(1)	Includes outstanding common and non-voting preferred stock only.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation (continued)

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Non-controlling interests on the consolidated statements of financial condition include the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Significant accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain items previously reported have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities, at date of purchase, of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated sponsored investment funds are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Effective January 1, 2010, cash balances maintained by consolidated variable interest entities are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.

Investments

Investments in Debt and Marketable Equity Securities

BlackRock holds debt and marketable equity investments which, pursuant to Accounting Standards Codification (“ASC”) 320-10, Investments – Debt and Equity Securities, are classified as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in non-operating income (expense) on the consolidated statements of income during the period of the change.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Investments (continued)

Available-for-sale securities are those securities that are not classified as trading or held-to-maturity securities. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income to non-operating income (expense) on the Company’s consolidated statements of income.

Held-to-maturity debt securities are recorded at amortized cost on the consolidated statements of financial condition.

Equity Method

For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary of a variable interest entity (“VIE”), but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, BlackRock’s share of the investee’s underlying net income or loss on investment funds is recorded as net gain (loss) on investments within non-operating income (expense) and as other revenue for operating advisory company investments since such companies are considered to be an extension of BlackRock’s core business. The net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the statement of financial condition. Distributions received from the investment reduce the Company’s investment balance.

Cost Method

For equity investments where BlackRock neither controls nor has significant influence over the investee and which are non-marketable, the investments are accounted for using the cost method of accounting. Under the cost method, dividends received from the investment are recorded as dividend income within non-operating income (expense).

Impairments

The Company’s management periodically assesses its equity method, available-for-sale and cost method of accounting investments for impairment. If circumstances indicate that impairment may exist, investments are evaluated using fair values, where available, or the expected future cash flows of the investment. If the discounted expected future cash flows are lower than the Company’s carrying value of the investment, an impairment charge is recorded in non-operating income (expense) on the consolidated statements of income.

When the fair value of available-for-sale securities is lower than its cost, the Company evaluates the securities to determine whether the impairment is considered to be “other-than-temporary.”

In making this determination, for equity securities, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s market value is less than its cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. If the impairment is considered other-than-temporary, an impairment charge is recorded in non-operating income (expense) on the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Investments (continued)

Impairments (continued)

In making this determination for debt securities, the Company considers whether: (1) the Company has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery, or (3) the Company does not expect to recover the entire amortized cost basis of the security. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security, but the security has suffered a credit loss, the credit loss will be bifurcated from the total impairment and recorded in earnings with the remaining portion recorded in other comprehensive income.

Consolidation

The accounting method used for the Company’s equity investments is dependent upon the influence the Company has over its investee, the investment product. To the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a 50% or greater voting interest or if partners or members of certain products do not have substantive rights, the investee is consolidated into BlackRock’s financial statements.

For investment products in which BlackRock’s voting interest is less than 50%, an analysis is performed to determine if the investment product is a variable interest entity (“VIE”) or a voting rights entity. Upon the determination that the investment product is a VIE further analysis, as discussed below, is performed to determine if BlackRock is the primary beneficiary (“PB”) of the investment product, which would result in consolidation.

Consolidation of Variable Interest Entities

Pursuant to ASC 810-10, Consolidation (“ASC 810-10”), certain investment products for which the risks and rewards of ownership are not directly linked to voting interests, may be deemed VIEs. BlackRock reviews factors, including the rights of the equity holders and obligations of equity holders to absorb losses or receive expected residual returns to determine if the investment product is a VIE. BlackRock is required to consolidate a VIE when it is deemed to be the PB, which is evaluated continuously as facts and circumstances change.

In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”), which became effective for BlackRock on January 1, 2010. In February 2010 the FASB issued ASU 2010-10, Amendments to Statement 167 for Certain Investment Funds (“ASU 2010-10”). This ASU defers the application of Statement of Financial Accounting Standards (“SFAS”) No. 167 (“SFAS No. 167”), Amendments to FASB Interpretation No. 46(R), to a reporting enterprise’s interest in VIEs if certain conditions are met. See Accounting Policies Adopted in the Year Ended December 31, 2010 below for more information.

The PB of a VIE that does not meet the conditions of ASU 2010-10 is the enterprise that has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE.

The PB of a VIE that meets the conditions of ASU 2010-10 is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Consolidation (continued)

Consolidation of Voting Rights Entities

To the extent that BlackRock maintains 50% or greater voting interest of an investment product, BlackRock is deemed to have control of the product, which results in consolidation of the product into BlackRock’s financial statements.

The Company, as general partner or managing member of certain sponsored investment funds, generally is presumed to control funds that are limited partnerships or limited liability companies. Pursuant to ASC 810-20, Control of Partnerships and Similar Entities (“ASC 810-20”), the Company reviews such investment vehicles to determine if such a presumption can be overcome by determining if other non-affiliated partners or members of the limited partnership or limited liability company have the substantive ability to dissolve (liquidate) the investment vehicle, or otherwise to remove BlackRock as the general partner or managing member without cause based on a simple unaffiliated majority vote, or have other substantive participating rights. If the investment vehicle is not a VIE and the presumption of control is not overcome, the investment vehicle will be consolidated into BlackRock’s financial statements.

From time to time, the Company will maintain a controlling interest in a sponsored investment fund. All of the underlying investments held by consolidated sponsored investment funds are carried at fair value, with corresponding changes in the investments’ fair values reflected in non-operating income (expense) on the Company’s consolidated statements of income. In the absence of a publicly available market value, the fair value for such underlying investments is estimated in good faith by the Company’s management based on such factors as the liquidity, financial condition and current and projected operating performance of the investment and, in the case of private investment fund investments, the fund’s net asset value. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for under another investment accounting method. In addition, changes in fair value of certain illiquid investments held by these funds, including direct investments in equity or debt securities of privately held companies and certain real estate products, are recorded based upon the most current information available at the time, which may precede the date of the statement of financial condition

Upon consolidation of various sponsored investment funds on the Company’s consolidated statements of financial condition, the Company retains the specialized accounting principles of the underlying funds pursuant to ASC 810-10.

Separate Account Assets and Liabilities

Two wholly-owned subsidiaries of the Company in the United Kingdom are registered life insurance companies that maintain separate accounts representing segregated funds held for purposes of funding individual and group pension contracts, and equal and offsetting separate account non-financial liabilities. The separate account assets are not subject to general claims of the creditors of BlackRock. These accounts and the related liabilities are recorded as separate account assets and separate account liabilities on the Company’s consolidated statements of financial condition in accordance with the ASC 944-80, Financial Services – Separate Accounts.

The net investment income and net realized and unrealized gains and losses attributable to separate account assets supporting individual and group pension contracts accrue directly to the contract owner and are not reported as revenue or non-operating income (expense) on the consolidated statements of income. Policy administration and management fees associated with separate account products are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Collateral Assets Held and Liabilities Under Securities Lending Agreements

The Company facilitates securities lending arrangements whereby securities held by separate account assets maintained by the life insurance companies are lent to third parties. In exchange, the Company receives collateral, principally cash and securities, with minimums generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. Under the Company’s securities lending arrangements, the Company can resell or re-pledge the collateral and the borrower can re-sell or re-pledge the loaned securities. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore these transactions are not reported as sales under ASC 860, Transfers and Servicing.

As a result of the Company’s ability to resell or re-pledge the collateral, the Company records on its consolidated statements of financial condition the collateral received under these arrangements (both cash and non-cash) as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. At December 31, 2010 and 2009, the fair value of loaned securities held by separate account assets was approximately $16.1 billion and $18.0 billion, respectively, and the collateral held under these securities lending agreements was approximately $17.6 billion and $19.3 billion, respectively. During the years ended December 31, 2010 and 2009, the Company had not sold or re-pledged any of the collateral received under these arrangements.

Deferred Sales Commissions

The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares, which are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

The Company periodically reviews the carrying value of deferred commission assets to determine whether a significant decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. If indicators of a potential impairment exist, the Company compares the carrying value of the asset to the estimated future net undiscounted cash flows related to the asset. If such assessments indicate that estimated future net undiscounted cash flows will not be sufficient to recover the recorded carrying value, the assets are adjusted to their estimated fair value. No such impairments were recorded for the years ended December 31, 2010, 2009 or 2008.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation generally is recorded using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Property and Equipment (continued)

Software Costs

BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. The Company follows ASC 350-40, Internal-Use Software (“ASC 350-40”). ASC 350-40 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized beginning when the software project is complete and put into production over the estimated useful life of the software of three years.

Goodwill and Intangible Assets

Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. The value of an assembled workforce is subsumed in goodwill as is it not a separable identifiable intangible asset. Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets. The value of contracts to manage assets in proprietary open-end funds, closed-end funds and collective trust funds without a specified termination date is classified as an indefinite-lived intangible asset. The assignment of indefinite lives to such contracts primarily is based upon the following: a) the assumption that there is no foreseeable limit on the contract period to manage these funds; b) the Company expects to, and has the ability to, continue to operate these products indefinitely; c) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; d) current competitive factors and economic conditions do not indicate a finite life; and e) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangibles as they are expected to generate cash flows indefinitely.

In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), indefinite-lived intangible assets and goodwill are not amortized. The value of contracts for separately managed accounts and certain alternative funds which have finite lives are amortized over the expected life of the contracts.

The Company assesses its goodwill, indefinite-lived management contracts, trade names/trademarks and licenses for impairment at least annually. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company. In its assessment of indefinite-lived management contracts and trade names/trademarks, the Company considers various factors including assets under management, product mix, operating margins, tax rates, discount rates and projected cash flows to determine whether the values of each asset are impaired and whether the indefinite-life classification is still appropriate. The fair value of indefinite-lived intangible assets is determined based on the discounted value of expected future cash flows.

The fair value of finite-lived management contracts and their remaining useful life is reviewed at least annually to determine if circumstances exist which may indicate a potential impairment. In addition, if circumstances exist, the Company will perform an impairment test, using an undiscounted cash flow analysis. If the asset is determined to be impaired, the difference between the book value of the asset and its current fair value would be recognized as an expense in the period in which the impairment is determined.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Assets and Liabilities to be Disposed of by Sale

In the course of the business of establishing real estate and other alternative investment funds, the Company may purchase land, properties and other assets while incurring liabilities directly associated with the assets, together a disposal group, with the intention to sell the disposal group to sponsored investment funds upon their launch. In accordance with the provisions of ASC 360-10, Property, Plant, and Equipment, the Company treats these assets and liabilities as a “disposal group”, measured at the lower of the carrying amount or fair value. Losses are recognized for any initial or subsequent write-down to fair value and gains are recognized for any subsequent increase in fair value, but not in excess of the cumulative loss previously recognized.

During the year ended December 31, 2010, the disposal group assets were sold and the liabilities were settled. At December 31, 2009, the Company held disposal group assets of $46 million which were reported in other assets and related liabilities of $45 million which were reported in other liabilities on its consolidated statements of financial condition. During the year ended December 31, 2009, the Company recorded a net loss of $2 million, within non-operating income (expense) on its consolidated statements of income related to the disposal group and did not record any adjustments in 2010.

Convertible Debt Instruments

In accordance with the provisions within ASC 470-20, Debt (“ASC 470-20”), issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in the statement of financial condition. The excess of the initial proceeds of the convertible debt instrument over the amount allocated to the liability component creates a debt discount, which is amortized as interest expense over the expected life of the liability. See Note 13, Borrowings, for further discussion on the Company’s convertible debentures.

Non-controlling Interests

According to the requirements within ASC 810-10, the Company reports non-controlling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income/(loss) attributable to non-controlling interest holders of the Company’s consolidated sponsored investment funds and collateralized loan obligations (“CLOs”). Income/(loss) attributable to non-controlling interests are not adjusted for income taxes for consolidated sponsored investment funds and CLOs that are treated as pass-through entities for tax purposes.

Classification and Measurement of Redeemable Securities

The provisions of ASC 480-10, Distinguishing Liabilities from Equity, require temporary equity classification for instruments that are currently redeemable or convertible for cash or other assets at the option of the holder. The Company includes redeemable non-controlling interests related to certain consolidated sponsored investment funds in temporary equity on the Company’s consolidated statements of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Appropriated Retained Earnings

Upon adoption of ASU 2009-17, BlackRock consolidated three CLOs and recorded a cumulative effect adjustment to appropriated retained earnings on the consolidated statement of financial condition equal to the difference between the fair value of the CLOs’ assets and the fair value of their liabilities. Such amounts are recorded as appropriated retained earnings as the CLO noteholders, not BlackRock, ultimately will receive the benefits or absorb the losses associated with the CLOs’ assets and liabilities. Subsequent to adoption of ASU 2009-17, the net change in the fair value of the CLOs’ assets and liabilities has been recorded as net income (loss) attributable to nonredeemable non-controlling interests and as an adjustment to appropriated retained earnings. See Accounting Policies Adopted in the Year Ended December 31, 2010 below for more information.

Treasury Stock

The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock on the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue

Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of the assets under management (“AUM”) or, in the case of certain real estate clients, net operating income generated by the underlying properties. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net subscriptions or redemptions. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds managed by the Company. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund takes on the primary responsibility for payment for services such that BlackRock bears no credit risk to the third party. The Company accounts for such retrocession arrangements in accordance with ASC 605-45, Revenue Recognition – Principal Agent Considerations, and has recorded its management fees net of retrocessions. Retrocessions for the years ended December 31, 2010, 2009 and 2008 were $831 million, $611 million and $762 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

The Company also earns revenue by lending securities on behalf of clients, primarily to brokerage institutions. Such revenues are accounted for on an accrual basis. The revenue earned on the collateral is shared between the Company and funds or other third-party accounts managed by the Company from which the securities are borrowed.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Revenue Recognition (continued)

Performance Fees

The Company receives performance fees or an incentive allocation from alternative investment products and certain separately managed accounts. These performance fees are earned upon exceeding specified relative and/or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period which varies by product or account.

The Company receives carried interest from certain alternative investments upon exceeding performance thresholds. BlackRock maybe required to return all, or part, of such carried interest depending upon future performance of these investments. Therefore, BlackRock records carried interest subject to such claw-back provisions in investments, or cash to the extent that it is distributed, on its consolidated statements of financial condition. Carried interest is realized upon the earlier of the termination of the investment fund or when the likelihood of claw-back is mathematically improbable. The Company records realized carried interest as performance fees on its consolidated statements of income. The Company records a deferred carried interest liability to the extent it receives cash or capital allocations prior to meeting the revenue recognition criteria. At December 31, 2010 and 2009, the Company had $23 million and $13 million, respectively, of deferred carried interest recorded in other liabilities on the consolidated statements of financial condition.

BlackRock Solutions and Advisory

BlackRock provides a variety of risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions® and include a wide array of risk management services, valuation of illiquid securities, disposition and workout assignments (including long-term portfolio liquidation assignments), strategic planning and execution, and enterprise investment system outsourcing to clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) fixed fees, (ii) percentages of various attributes of advisory AUM and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

Other Revenue

The Company earns fees for transition management services comprised of referral fees or agency commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

Other revenue also includes equity method investment earnings related to operating advisory company investments and marketing fees earned for services to distribute Barclays iPath products, which are related to exchange-traded notes issued by Barclays.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Stock-based Compensation

The Company applies the requirements within ASC 718-10, Compensation – Stock Compensation (“ASC 718-10”), which establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock award.

The Company measures the grant-date fair value of employee share options and similar instruments using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost is recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The grant-date fair value of restricted stock units is calculated using the Company’s share price on the date of grant. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award is, in-substance, multiple awards. Awards under the Company’s stock-based compensation plans vest over periods ranging from one to five years. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least annually.

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement eligible employees over the required service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually-required retirement notification period, if applicable.

The Company pays cash dividend equivalents that are not subject to vesting on outstanding restricted stock units (“RSUs”) granted prior to 2009. ASC 718-10 requires dividend equivalents on RSUs expected to be forfeited to be included in compensation and benefits expense. Dividend equivalents on participating shares expected to vest are recorded in retained earnings.

Distribution and Servicing Costs

Distribution and servicing costs include payments to third parties and affiliates, including Bank of America/Merrill Lynch, PNC and Barclays, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Direct Fund Expenses

Direct fund expenses, which are expensed as incurred, primarily consist of third party non-advisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund related expenses directly attributable to the non-advisory operations of the fund.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Leases

The Company accounts for its operating leases, which may include escalations, in accordance with ASC 840-10, Leases. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods), beginning on the commencement of the lease term.

Foreign Exchange

Monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the date of the consolidated statements of financial condition. Non-monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at historical exchange rates. Revenues and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity on the consolidated statements of financial condition. Gains or losses resulting from foreign currency transactions are included in general and administration expense on the consolidated statements of income. For the years ended December 31, 2010, 2009 and 2008, the Company recorded gains/(losses) from foreign currency transactions of $6 million, ($11) million and $50 million, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method prescribed by ASC 740-10, Income Taxes (“ASC 740-10”). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in a charge to income tax expense on the Company’s consolidated statements of income. Further, the Company records its income taxes receivable and payable based upon its estimated income tax liability.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements by prescribing a threshold for measurement and recognition in the financial statements of an asset or liability resulting from a tax position taken or expected to be taken in an income tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Excess tax benefits and shortfalls related to stock-based compensation are recognized as additional paid-in capital and are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit between the recorded tax benefit and tax return benefit. At December 31, 2010 and 2009, BlackRock had excess additional paid-in capital credits to absorb potential future deficits between recorded tax benefits and tax return benefits.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Earnings per Share (“EPS”)

EPS is calculated pursuant to the two-class method as defined in ASC 260-10, Earnings per Share (“ASC 260-10”), which specifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents are considered participating securities and should be included in the computation of EPS pursuant to the two-class method.

The Company presents both basic and diluted EPS amounts. Basic EPS is calculated by dividing net distributed and undistributed earnings allocated to common shareholders, excluding participating securities, by the weighted-average number of common shares outstanding. The Company’s participating securities consist of its unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the impact of other potentially dilutive shares outstanding during the period using the two-class method.

Due to the similarities in terms among BlackRock series A, B, C and D non-voting participating preferred stock and the Company’s common stock, the Company considers each series of non-voting participating preferred stock to be common stock equivalents for purposes of earnings per common share calculations.

In accordance with ASC 260-10, shares of the Company’s common stock are not included in basic earnings per common share until contingencies are resolved and the shares are released. Shares of the Company’s common stock are not included in diluted earnings per common share unless the contingency has been met assuming that the contingency period ended on the date of the consolidated statement of financial condition.

Business Segments

The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Business Combinations

The Company accounts for business combinations in accordance with the requirements of ASC 805, Business Combinations (“ASC 805”). The fundamental requirement of ASC 805 is that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The provisions within ASC 805 further define the acquirer, establish the acquisition date and broaden the scope of transactions that qualify as business combinations.

Additionally, the requirements within ASC 805 change the fair value measurement provisions for assets acquired, liabilities assumed and any non-controlling interest in the acquiree, provide guidance for the measurement of fair value in a step acquisition, change the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provide guidance on recognition and measurement of contingent consideration and require that acquisition-related costs of the acquirer generally be expensed as incurred. Reversal of valuation allowances related to acquired deferred tax assets and changes to liabilities for unrecognized tax benefits related to tax positions assumed in business combinations that settled prior to the adoption of the new requirements within ASC 805 affected goodwill. If such valuation allowances reverse or liabilities change subsequent to the adoption of the new requirements within ASC 805, such changes will affect the income tax provision in the period of reversal or change.

The Company adopted the requirements within ASC 805 on January 1, 2009. The adoption of the new requirements within ASC 805 impacted the Company’s consolidated financial statements for the year ended December 31, 2009 as the Company completed its acquisition of BGI during 2009 and certain acquisition related costs were expensed as incurred.

In addition, in accordance with the requirements of ASC 805, certain line items on the consolidated statement of financial condition, including goodwill, intangible assets, and deferred tax liabilities, have been retrospectively adjusted as of December 31, 2009 to reflect new information obtained about facts that existed as of December 1, 2009, the BGI acquisition date. See Note 3, Mergers and Acquisitions, for a summary of the changes in 2010 to the BGI purchase price allocation.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Fair Value Measurements

ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), requires among other things, disclosures about assets and liabilities that are measured and reported at fair value.

Hierarchy of Fair Value Inputs

The provisions of ASC 820-10 establish a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and require companies to disclose the fair value of their financial instruments according to the fair value hierarchy (i.e., Level 1, 2 and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide additional disclosure regarding instruments in the Level 3 category (which have inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. See Accounting Policies Adopted in the Year Ended December 31, 2010 below for more information on additional fair value disclosure requirements adopted in 2010.

Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:

Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•

Level 1 assets may include listed mutual funds (including those accounted for under the equity method of accounting as these mutual funds are investment companies, that have publicly available NAVs which in accordance with GAAP are calculated under fair value measures and are equal to the earnings of such funds), ETFs, equities and certain derivatives.

Level 2 Inputs:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers, for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price were observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. As a practical expedient, the Company relies on the net asset values (“NAVs”) (or its equivalents) of certain investments as their fair value.

•

Level 2 assets in this category may include debt securities, bank loans, short-term floating rate notes and asset-backed securities, securities held within consolidated hedge funds, certain equity method limited partnership interests in hedge funds and mutual funds valued based on NAV where the Company has the ability to redeem at the measurement date or within the near term without redemption restrictions, restricted public securities valued at a discount, as well as over the counter derivatives, including interest and inflation rate swaps and foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Fair Value Measurements (continued)

Level 3 Inputs:

Unobservable inputs for the valuation of the asset or liability, which may include non-binding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Certain investments that are valued using a NAV and are subject to current redemption restrictions that will not be lifted in the near term are included in Level 3.

•

Level 3 assets in this category include general and limited partnership interests in private equity funds, funds of private equity funds, real estate funds, hedge funds, and funds of hedge funds, direct private equity investments held within consolidated funds, bank loans and certain held for sale real estate disposal assets.

•

Level 3 inputs include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information, including independent appraisals, from third party sources. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third party source or fund management may conclude that the valuations that are available from third party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that may be used as an input to value these investments.

•	Level 3 liabilities included in this category include borrowings of consolidated collateralized loan obligations valued based upon non-binding single broker quotes.

Significance of Inputs

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Fair Value Option

ASC 825-10, Financial Instruments (“ASC 825-10”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method. In 2010, the Company elected the fair value option for certain assets and liabilities of consolidated CLOs. See Accounting Policies Adopted in the Year Ended December 31, 2010 below for more information.

Disclosure of Fair Value

The disclosure requirements within ASC 825-10 require disclosure of estimated fair values of certain financial instruments, both on and off the consolidated statements of financial condition. For financial instruments recognized at fair value in the statement of financial position, the disclosure requirements of ASC 820-10 also apply.

The methods and assumptions are set forth below:

•

Cash and cash equivalents are carried at either cost or amortized cost which approximates fair value due to their short term maturities. Money market funds are valued through the use of quoted market prices, or $1.00, which generally is the net asset value of the fund.

•	The carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.

•

The fair value of marketable investments is based on quoted market prices or broker quotes. If investments are not readily marketable, fair values primarily are determined based on net asset values (or capital accounts) of investments in limited partnerships/limited liability companies or by the Company based on management’s assumptions or estimates, taking into consideration financial information of the investment, the industry of the investment, market indices or valuation services from third party service providers. At December 31, 2010, with the exception of certain equity and cost method investments and carried interest that are not accounted for under a fair value measure, the carrying value of investments approximated fair value. See Note 7, Fair Value Disclosures, for further discussion.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Derivative Instruments and Hedging Activities

ASC 815-10, Derivatives and Hedging (“ASC 815-10”), establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts and for hedging activities. ASC 815-10 generally requires an entity to recognize all derivatives as either assets or liabilities on the consolidated statements of financial condition and to measure those investments at fair value.

The Company does not use derivative financial instruments for trading or speculative purposes. The Company uses derivative financial instruments primarily for purposes of hedging (a) exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities and (b) market exposures for certain investments. The Company may also use derivatives within separate account assets and liabilities, which are segregated funds held for purposes of funding individual and group pension contracts, or in connection with capital support agreements with affiliated investment companies. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are recognized in current earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.

Comprehensive Income Attributable to BlackRock

Subsequent to the issuance of BlackRock’s second quarter 2010 Form 10-Q, filed with the SEC on August 6, 2010, the Company determined that pursuant to ASC 810, it should have presented the amount of comprehensive income attributable to non-controlling interests and comprehensive income attributable to BlackRock on its consolidated statements of comprehensive income and it mislabeled total comprehensive income as being attributable to BlackRock. The affected periods include each of the two years in the period ended December 31, 2009. The accompanying Consolidated Statements of Comprehensive Income for years ended December 31, 2009 and 2008 have been corrected to include the required information as the Company believes this correction was not material to the consolidated financial statements taken as a whole.

Subsequent Events

The Company discloses subsequent events in accordance with ASC 855-10, Subsequent Events (“ASC 855-10”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, which amends ASC 855-10 to clarify that an SEC filer is not required to disclose the date through which subsequent events have been evaluated in the financial statements. See Note 25, Subsequent Events, for further discussion.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2010

New Consolidation Guidance for Variable Interest Entities

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASU 2009-17, which amended the consolidation guidance for VIEs. The amendments include: (1) the elimination of the exemption from consolidation for qualifying special purpose entities, (2) a new approach for determining the PB of a VIE, which requires that the PB have both (i) the power to control the most significant activities of the VIE and (ii) either the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE, and (3) the requirement to continually reassess the PB of a VIE.

In February 2010, the FASB issued ASU 2010-10. This ASU defers the application of SFAS No. 167 for a reporting enterprise’s interest in an entity if all of the following conditions are met:

(1) the entity either has all of the attributes of an investment company, as specified in ASC 946-10, Financial Services-Investment Companies (“ASC 946-10”) or it is industry practice to apply measurement principles for financial reporting that are consistent with those in ASC 946-10; (2) the entity is not a securitization entity, an asset-backed financing entity, or an entity formerly considered a qualifying special-purpose entity, and (3) the reporting enterprise does not have an explicit or implicit obligation to fund losses of the entity that could potentially be significant to the entity.

In addition, the deferral applies to a reporting entity’s interest in an entity that is required to comply or operate in accordance with the requirements of Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

The amendments in ASU 2010-10 clarify that for entities that do not qualify for the deferral, related parties should be considered when evaluating each of the criteria for determining whether a decision maker or service provider fee represents a variable interest.

An entity that qualifies for the deferral will continue to be assessed for consolidation under the overall guidance on variable interest entities in ASC 810, (before its amendment by SFAS No. 167) or other applicable consolidation guidance, including guidance for the consolidation of partnerships in ASC 810. The amendment does not defer the disclosure requirements of ASU 2009-17.

On January 1, 2010, upon adoption of ASU 2009-17, the Company determined it was the PB of three CLOs, which resulted in consolidation of these CLOs on the Company’s consolidated financial statements. Upon consolidation, the Company elected the fair value option for eligible financial assets and liabilities to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplifications. Upon adoption of the provisions of ASU 2009-17, the Company recorded a cumulative effect adjustment to appropriated retained earnings of $114 million.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Accounting Policies Adopted in the Year Ended December 31, 2010 (continued)

Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 amended ASC 820-10 to require new disclosures with regards to significant transfers into and out of Levels 1 and 2. ASU 2010-06 also clarifies existing fair value disclosures about the appropriate level of disaggregation and about inputs and valuation techniques for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009. The adoption on January 1, 2010 of the additional disclosure requirements of ASU 2010-06 did not materially impact BlackRock’s financial statement disclosures.

Recent Accounting Pronouncements Not Yet Adopted

Additional Level 3 Fair Value Rollforward Disclosures

In addition, ASU 2010-06 requires separate disclosures about purchases, sales, issuances and other settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of the additional Level 3 rollforward disclosure requirements is not expected to materially impact BlackRock’s financial statement disclosures.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

3. Mergers and Acquisitions

Barclays Global Investors

On December 1, 2009, BlackRock acquired from Barclays all of the outstanding equity interests of subsidiaries of Barclays conducting the investment management business of BGI in exchange for an aggregate of 37,566,771 shares of BlackRock common stock and participating preferred stock and $6.65 billion in cash. The fair value of the 37,566,771 shares at closing, on December 1, 2009, was $8.53 billion, at a price of $227.08 per share, the closing price of BlackRock’s common stock on November 30, 2009.

The shares of capital stock issued to Barclays pursuant to the BGI Transaction represented approximately 4.8% of the outstanding shares of common stock and approximately an aggregate 19.8% economic interest in BlackRock immediately following the closing of the transaction. Barclays generally is restricted from purchasing additional shares of BlackRock common or preferred stock if it would result in Barclays holding more than 4.9% of the total voting power of BlackRock or more than 19.9% of the total capital stock of BlackRock on a fully diluted basis. In addition, after the close of the BGI Transaction, Barclays was restricted from transferring 100% of its BlackRock capital stock for one year after closing and 50% of its BlackRock capital stock for the second year, without the prior written consent of BlackRock.

The cash portion of the purchase price was funded through a combination of existing cash, issuance of short-term debt backed by a short-term credit facility which was arranged by Barclays, a related party, and subsequently terminated upon the issuance of long-term notes in December 2009, and proceeds from the private issuance of 19,914,652 shares of common and preferred stock, at a price of $140.60, to a group of institutional investors, including PNC.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

3. Mergers and Acquisitions (continued)

Barclays Global Investors (continued)

The BGI Transaction was accounted for under the acquisition method of accounting in accordance with ASC 805. Accordingly, the purchase price was allocated to the assets acquired and liabilities and non-controlling interests assumed based upon their estimated fair values at the date of the transaction. Substantially all of the excess of the final purchase price over the fair value of assets acquired and liabilities and non-controlling interests assumed was recorded as non-deductible goodwill.

A summary of the initial and revised fair values of the assets acquired and liabilities and non-controlling interests assumed on December 1, 2009 in this acquisition is as follows:

(Dollar amounts in millions)	Initial Estimate of Fair Value	Purchase Price Adjustments	Revised Estimate of Fair Value
Accounts receivable	$593	($12)	$581
Investments	125	—	125
Separate account assets	116,301	—	116,301
Collateral held under securities lending agreements	23,498	—	23,498
Property and equipment	205	(2)	203
Finite-lived intangible management contracts (intangible assets)	163	(7)	156
Indefinite-lived intangible management contracts (intangible assets)	9,785	25	9,810
Trade names / trademarks (indefinite-lived intangible assets)	1,403	—	1,403
Goodwill	6,842	110	6,952
Other assets	366	16	382
Separate account liabilities	(116,301)	—	(116,301)
Collateral liability under securities lending agreements	(23,498)	—	(23,498)
Deferred income tax liabilities	(3,799)	(45)	(3,844)
Accrued compensation and benefits	(885)	—	(885)
Other liabilities assumed	(660)	(85)	(745)
Non-controlling interest assumed	(12)	—	(12)

Total consideration, net of cash acquired	$14,126	$—	$14,126

Summary of consideration, net of cash acquired:
Cash paid	$6,650	$—	$6,650
Cash acquired	(1,055)	—	(1,055)
Capital stock at fair value	8,531	—	8,531

Total cash and stock consideration	$14,126	$—	$14,126

The fair value of BGI finite-lived management contracts consists primarily of separate accounts and custom segregated funds and the fair value of BGI indefinite-lived management contracts primarily consists of exchange-traded funds, collective investment trusts and other investment funds.

Finite-lived management contracts have a weighted-average estimated useful life of approximately 10 years and are amortized using the straight-line method.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

3. Mergers and Acquisitions (continued)

Barclays Global Investors (continued)

The fair value of acquired trade names/trademarks was determined using a royalty rate based primarily on normalized marketing and promotion expenditures to develop and support the brands globally.

Helix Financial Group LLC

In January 2010, the Company completed the acquisition of substantially all of the net assets of Helix Financial Group LLC, which provides advisory, valuation and analytics solutions to commercial real estate lenders and investors (the “Helix Transaction”). The assets acquired and liabilities assumed, as well as the total consideration paid for the acquisition, were not material to the Company’s consolidated financial statements.

Primasia Investment Trust Co., LTD.

In October 2010, the Company completed the acquisition of all of the net assets of Primasia Investment Trust Co., LTD., which sells offshore mutual funds in Taiwan (the “Primasia Transaction”). The assets acquired and liabilities assumed, as well as the total consideration paid for the acquisition, were not material to the Company’s consolidated financial statements.

4. Investments

A summary of the carrying value of total investments is as follows:

(Dollar amounts in millions)	December 31, 2010	December 31, 2009
Available-for-sale investments	$45	$73
Held-to-maturity investments	100	29
Trading investments:
Consolidated sponsored investment funds	60	103
Other equity and debt securities	22	22
Deferred compensation plan mutual fund investments	49	42

Total trading investments	131	167
Other investments:
Consolidated sponsored investment funds	337	360
Equity method investments	556	372
Deferred compensation plan hedge fund equity method investments	27	29
Carried interest	13	4
Cost method investments	331	15

Total other investments	1,264	780

Total investments	$1,540	$1,049

At December 31, 2010, the Company consolidated $397 million of investments held by consolidated sponsored investment funds (non-VIEs) of which $60 million and $337 million were classified as trading investments and other investments, respectively.

At December 31, 2009, the Company consolidated $463 million of investments held by consolidated sponsored investment funds of which $103 million and $360 million were classified as trading investments and other investments, respectively. Other investments at December 31, 2009 included $40 million related to a consolidated VIE, which has been reclassified prospectively as of January 1, 2010 to bank loans and other investments of consolidated VIEs on the consolidated statement of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

4. Investments (continued)

Available-for-sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale, is as follows:

(Dollar amounts in millions)
		Gross Unrealized		Carrying Value
December 31, 2010	Cost	Gains	Losses

Available-for-sale investments:
Equity securities:
Sponsored investment funds	$33	$4	($1)	$36
Collateralized debt obligations (“CDOs”)	2	—	—	2
Debt securities:
Mortgage debt	4	2	—	6
Asset-backed debt	1	—	—	1

Total available-for-sale investments	$40	$6	($1)	$45

		Gross Unrealized		Carrying Value
December 31, 2009	Cost	Gains	Losses

Available-for-sale investments:
Equity securities:
Sponsored investment funds	$53	$2	($1)	$54
Collateralized debt obligations	2	—	—	2
Debt securities:
Mortgage debt	6	1	—	7
Asset-backed debt	10	—	—	10

Total available-for-sale investments	$71	$3	($1)	$73

Available-for-sale investments include seed investments in BlackRock sponsored investment funds and debt securities received upon closure of certain funds in lieu of the Company’s remaining investment in the funds and securities purchased upon closure from an enhanced cash fund.

During the years ended December 31, 2010, 2009 and 2008, the Company recorded other-than-temporary impairments of less than $1 million, $5 million, and $8 million, respectively, which were recorded in non-operating income (expense) on the consolidated statements of income. The other-than-temporary impairments in 2009 included $2 million related to credit loss impairments on debt securities, which were determined by comparing the estimated discounted cash flows versus the amortized cost for each individual security.

The Company has reviewed the gross unrealized losses of $1 million as of December 31, 2010 related to available-for-sale equity securities, which had been in a loss position for greater than twelve months, and determined that these unrealized losses were not other-than-temporary primarily because the Company has the ability and intent to hold the securities for a period of time sufficient to allow for recovery of such unrealized losses. As a result, the Company did not record impairments on such equity securities.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

4. Investments (continued)

Available-for-sale Investments (continued)

The cost and fair value of debt securities classified as available-for-sale at December 31, 2010 and 2009 by maturity date were as follows:

(Dollar amounts in millions)	1 Year or less	After 1 Year through 5 Years	After 5 Years through 10 Years	After 10 Years	Total

December 31, 2010
Mortgage debt	$—	$—	$1	$3	$4
Asset-backed debt	—	—	—	1	1

Cost	$—	$—	$1	$4	$5

Fair value	$—	$—	$1	$6	$7

December 31, 2009
Mortgage debt	$2	$2	$2	$—	$6
Asset-backed debt	—	—	—	10	10

Cost	$2	$2	$2	$10	$16

Fair value	$2	$2	$3	$10	$17

A summary of sale activity in the Company’s available-for-sale securities during the years ended December 31, 2010, 2009 and 2008 is shown below.

	Year ended December 31,
(Dollar amounts in millions)	2010	2009	2008

Sales proceeds	$42	$100	$57

Net realized gain (loss):
Gross realized gains	$3	$3	$2
Gross realized losses	(1)	(8)	(7)

Net realized gain (loss)	$2	($5)	($5)

BlackRock, Inc.

Notes to the Consolidated Financial Statements

4. Investments (continued)

Held-to-Maturity Investments

A summary of the carrying value of held-to-maturity investments is as follows:

	Carrying Value
(Dollar amounts in millions)	December 31, 2010	December 31, 2009
Held-to-maturity investments:
Foreign government debt	$100	$28
U.S. government debt	—	1

Total held-to-maturity investments	$100	$29

Held-to-maturity investments include debt instruments held for regulatory purposes and the amortized cost (the carrying value) of these investments approximates fair value.

The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 2010 and 2009 by maturity date were as follows:

(Dollar amounts in millions)	1 Year or less	After 1 Year through 5 Years	After 5 Years through 10 Years	After 10 Years	Total
December 31, 2010
Foreign government debt	$18	$76	$—	$6	$100

Fair value	$18	$76	$—	$6	$100

December 31, 2009
Foreign government debt	$23	$—	$—	$5	$28
U.S. government debt	1	—	—	—	1

Total	$24	$—	$—	$5	$29

Fair value	$24	$—	$—	$5	$29

BlackRock, Inc.

Notes to the Consolidated Financial Statements

4. Investments (continued)

Trading Investments

A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2010		December 31, 2009
		Carrying		Carrying
(Dollar amounts in millions)	Cost	Value	Cost	Value
Trading investments:
Deferred compensation plan mutual fund investments	$45	$49	$49	$42
Equity securities	37	45	112	97
Debt securities:
Municipal debt	10	10	10	11
Foreign government debt	—	—	15	15
Corporate debt	25	27	1	1
U.S. government debt	—	—	1	1

Total trading investments	$117	$131	$188	$167

At December 31, 2010, trading investments include $24 million of equity and $36 million of debt securities held by consolidated sponsored investment funds, $49 million of certain deferred compensation plan mutual fund investments and $22 million of equity and debt securities held in separate investment accounts for the purpose of establishing an investment history in various investment strategies before being marketed to investors.

Other Investments

A summary of the cost and carrying value of other investments is as follows:

	December 31, 2010		December 31, 2009
(Dollar amounts in millions)	Cost	Carrying Value	Cost	Carrying Value
Other investments:
Consolidated sponsored investment funds	$319	$337	$380	$360
Equity method	569	556	499	372
Deferred compensation plan hedge fund equity method investments	20	27	28	29
Carried interest	—	13	—	4
Cost method investments:
Federal Reserve Bank stock	325	325	10	10
Other	6	6	5	5

Total cost method investments	331	331	15	15

Total other investments	$1,239	$1,264	$922	$780

Consolidated sponsored investment funds include third party private equity funds, direct investments in private companies and third party hedge funds held by BlackRock sponsored investment funds.

Equity method investments include BlackRock’s direct investment in BlackRock sponsored investment products.

Carried interest represents allocations to BlackRock general partner capital accounts for certain funds. These balances are subject to change upon cash distributions, additional allocations, or reallocations back to limited partners within the respective funds.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

4. Investments (continued)

Other Investments (continued)

Cost method investments include non-marketable securities, including $325 million of Federal Reserve Bank stock at December 31, 2010, which is held for regulatory purposes and is restricted from sale. As of December 31, 2010, there were no indicators of impairments on these investments.

5. Equity Method Investments

BlackRock invests in hedge funds, funds of hedge funds, real estate funds and private equity investments to establish a performance track record or for co-investment purposes. BlackRock accounts for certain of these investments under the equity method of accounting in addition to other accounting methods. At December 31, 2010 and 2009, the Company held the following equity method investments in its sponsored investment products:

	December 31, 2010			Year Ended December 31, 2010
	Net	BlackRock’s	Average Ownership	Net Income	BlackRock’s
(Dollar amounts in millions)	Assets(1)	Investments	%	(Loss)	Portion
Investments:
Private equity	$1,853	$87	5%	$187	$8
Real estate funds	2,681	54	2%	471	11
Hedge funds/Funds of hedge funds	12,221	331	3%	3,187	84
Other investments	393	111	28%	13	5

Total	$17,148	$583		$3,858	$108

	December 31, 2009			Year Ended December 31, 2009
	Net	BlackRock’s	Average Ownership	Net Income	BlackRock’s
(Dollar amounts in millions)	Assets(1)	Investments	%	(Loss)	Portion
Investments:
Private equity	$574	$38	7%	$23	$2
Real estate funds	1,365	43	3%	(1,588)	(108)
Hedge funds/Funds of hedge funds	11,450	319	3%	2,984	120
Other investments	434	1	<1%	—	—

Total	$13,823	$401		$1,419	$14

(1)	The majority of the net assets of the equity method investees are comprised of investments held for capital appreciation offset by liabilities, which may include borrowings.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

5. Equity Method Investments (continued)

In addition, due to BlackRock’s ownership levels, BlackRock has equity method investments in various operating advisory entities held for strategic purposes related to BlackRock’s core business, which are recorded in other assets. The table below includes BlackRock’s approximate 40% investment in DSP BlackRock Investment Managers Pvt. Ltd and its 42% investment in Private National Mortgage Acceptance Company, LLC.

(Dollar amounts in millions)
Equity Method Investees	December 31, 2010	December 31, 2009
Assets	$181	$99
Liabilities	51	18

Equity	$130	$81

BlackRock’s investments (1)	$56	$34

	Year ended December 31, 2010	Year ended December 31, 2009
Net income (loss) of equity method investees	$40	$31
BlackRock’s portion	$17	$14

(1)	In addition, at December 31, 2010 and 2009, BlackRock had approximately $2 million and $2 million, respectively, of other strategic equity method investments recorded within other assets.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

6. Consolidated Sponsored Investment Funds

The Company consolidates certain sponsored investment funds primarily because it is deemed to control such funds in accordance with GAAP. The investments that are owned by these consolidated sponsored investment funds are classified as other or trading investments. At December 31, 2010 and 2009, the following table presents the balances related to these consolidated funds that were included on the consolidated statements of financial condition as well as BlackRock’s net interest in these funds:

(Dollar amounts in millions)	December 31, 2010	December 31, 2009
Cash and cash equivalents	$65	$75
Investments:
Trading investments	60	103
Other investments	337	360
Other assets	3	2
Other liabilities	(10)	(9)
Non-controlling interests	(195)	(273)

BlackRock’s net interests in consolidated investment funds	$260	$258

At December 31, 2009, the above balances included a consolidated sponsored investment fund that was also deemed a VIE. This VIE, as well as three consolidated CLOs, which are also VIEs, were excluded from the December 31, 2010 balances in the table above. See Note 8, Variable Interest Entities, for further discussion on these consolidated products.

BlackRock’s total exposure to consolidated sponsored investment funds of $260 million and $258 million at December 31, 2010 and 2009, respectively, represents the value of the Company’s economic ownership interest in these sponsored investment funds. Valuation changes associated with these consolidated investment funds are reflected in non-operating income (expense) and partially offset in net income (loss) attributable to non-controlling interests for the portion not attributable to BlackRock.

The Company may not be readily able to access cash and cash equivalents held by consolidated sponsored investment funds to use in its operating activities. In addition, the Company may not be readily able to sell investments held by consolidated sponsored investment funds in order to obtain cash for use in its operations.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures

Fair Value Hierarchy

Total assets measured at fair value on a recurring basis of $140,460 million at December 31, 2010 were as follows:

	Assets measured at fair value
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2010
Assets:

Investments
Available-for-sale:
Equity securities (funds and CDOs)	$36	$—	$2	$—	$38
Debt securities	—	7	—	—	7

Total available-for-sale	36	7	2	—	45
Held-to-maturity:
Debt securities	—	—	—	100	100

Total held-to-maturity	—	—	—	100	100
Trading:
Deferred compensation plan mutual funds investments	49	—	—	—	49
Equity securities	36	9	—	—	45
Debt securities	—	37	—	—	37

Total trading	85	46	—	—	131
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	—	1	19	—	20
Private / public equity	18	—	299	—	317

Total consolidated sponsored investment funds	18	1	318	—	337
Equity method:
Hedge funds / Funds of hedge funds	—	44	226	34	304
Private equity investments	—	—	68	20	88
Real estate funds	—	8	36	10	54
Fixed income mutual funds	103	—	—	—	103
Equity / Multi-asset class mutual funds	7	—	—	—	7

Total equity method	110	52	330	64	556
Deferred compensation plan hedge fund equity method investments	—	27	—	—	27
Carried interest	—	—	—	13	13
Cost method investments	—	—	—	331	331

Total investments	249	133	650	508	1,540
Separate account assets:
Equity securities	79,727	3	4	—	79,734
Debt securities	—	36,415	170	—	36,585
Derivatives	1	1,598	—	—	1,599
Money market funds	2,549	—	—	—	2,549
Other	—	—	—	670	670

Total separate account assets	82,277	38,016	174	670	121,137
Collateral held under securities lending agreements
Equity securities	15,237	—	—	—	15,237
Debt securities	—	2,401	—	—	2,401

Total collateral held under securities lending agreements	15,237	2,401	—	—	17,638

Other assets(2)	—	11	—	—	11
Assets of consolidated VIEs:
Bank loans	—	1,130	32	—	1,162
Bonds	—	113	—	—	113
Private / public equity	4	3	30	—	37

Total assets of consolidated VIEs	4	1,246	62	—	1,312

Total	$97,767	$41,807	$886	$1,178	$141,638

(1)

Comprised of investments held at cost, amortized cost, carried interest and equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures, therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Includes company-owned and split-dollar life insurance policies.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Liabilities measured at fair value on a recurring basis at December 31, 2010 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2010
Liabilities:

Borrowings of consolidated VIEs	$—	$—	$1,278	$1,278
Collateral liability under securities lending agreements	15,237	2,401	—	17,638
Other liabilities(1)	—	3	—	3

Total liabilities measured at fair value	$15,237	$2,404	$1,278	$18,919

(1)	Includes credit default swap (Pillars) recorded within other liabilities on the consolidated statement of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Total assets and liabilities measured at fair value on a recurring basis of $139,226 million and $19,335 million, respectively, at December 31, 2009 were as follows:

	Assets and liabilities measured at fair value
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2009
Assets:

Investments:

Available-for-sale	$53	$20	$—	$—	$73

Held-to-maturity	—	—	—	29	29

Trading	118	49	—	—	167

Other investments:

Consolidated sponsored investment funds	22	—	338	—	360
Equity method	—	1	330	41	372
Deferred compensation plan hedge fund equity method investments	—	14	15	—	29
Carried interest	—	—	—	4	4
Cost method investments	—	—	—	15	15

Total investments	193	84	683	89	1,049

Separate account assets	99,983	17,599	1,292	755	119,629
Collateral held under securities lending agreements	11,580	7,755	—	—	19,335
Other assets(2)	—	11	46	—	57

Total	$111,756	$25,449	$2,021	$844	$140,070

Liabilities:
Collateral liability under securities lending agreements	$11,580	$7,755	$—	$—	$19,335

(1)

Comprised of investments held at cost, amortized cost, carried interest and equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures, therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Includes disposal group assets and company-owned and split-dollar life insurance policies.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Separate Account Assets

BlackRock Pensions Limited and BlackRock Asset Management Pensions Limited, both wholly-owned subsidiaries of the Company, are registered life insurance companies that maintain separate account assets, representing segregated funds held for purposes of funding individual and group pension contracts, and equal and offsetting separate account non-financial liabilities. The net investment income and net gains and losses attributable to separate account assets accrue directly to the contract owners and are not reported on the Company’s consolidated statements of income.

Money Market Funds within Cash and Cash Equivalents

At December 31, 2010 and 2009, approximately $87 million and $1.4 billion, respectively, of money market funds were recorded within cash and cash equivalents on the Company’s consolidated statements of financial condition. Money market funds are valued through the use of quoted market prices (a Level 1 input), or $1.00, which generally is the net asset value of the fund.

Level 3 Assets

Level 3 assets recorded within investments, which include equity method investments and consolidated investments of real estate funds, private equity funds and funds of private equity funds, are valued based upon valuations, including capital accounts, received from internal as well as third party fund managers. Fair valuations of the underlying funds are based on a combination of methods, which may include third-party independent appraisals and discounted cash flow techniques. Direct investments in private equity companies held by funds of private equity funds are valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third party financing, changes in valuations of comparable peer companies, the business environment of the companies and market indices, among other factors.

Level 3 assets recorded within separate account assets include single broker non-binding quotes for fixed income securities and equity securities which have unobservable inputs due to certain corporate actions.

Level 3 assets of consolidated VIEs include bank loans valued based on single broker non-binding quotes and direct private equity investments and private equity funds valued based upon valuations received from internal as well as third party fund managers, which may be adjusted by using the returns of certain market indices.

Level 3 Liabilities

Level 3 liabilities recorded as borrowings of consolidated VIEs include CLO borrowings valued based upon single broker non-binding quotes.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

(Dollar amounts in millions)	December 31, 2009	Realized and unrealized gains / (losses), net	Purchases, sales, other settlements and issuances, net	Net transfers in and/or out of Level 3	December 31, 2010	Total net gains (losses) included in earnings(1)
Assets:

Investments:

Available-for-sale:
Equity securities (funds and CDOs)	$—	$1	($1)	$2	$2	$—

Consolidated sponsored investment funds:
Hedge funds / Funds of funds	26	1	(8)	—	19	1
Private equity	312	44	(54)	(3)	299	44

Equity method:
Hedge funds / Funds of hedge funds	247	36	(26)	(31)	226	34
Private equity investments	47	8	13	—	68	6
Real estate funds	36	17	(17)	—	36	10

Deferred compensation plan hedge funds	15	—	—	(15)	—	—

Total Level 3 investments	683	107	(93)	(47)	650	95

Separate account assets:
Equity securities	5	29	(93)	63	4
Debt securities	1,287	60	284	(1,461)	170

Total Level 3 separate account assets	1,292	89	191	(1,398)	174	n/a	(2)
Other assets	46	(8)	(38)	—	—	—

Assets of consolidated VIEs:
Bank loans	—	—	—	32	32
Private equity	—	3	27	—	30

Total Level 3 assets of consolidated VIEs	—	3	27	32	62	n/a	(3)

Total Level 3 assets	$2,021	$191	$87	($1,413)	$886

Liabilities:
Borrowings of consolidated VIEs	$—	($121)	$1,157	$—	$1,278	n/a	(3)

n/a – not applicable

(1)	Earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date.
(2)

The net investment income and net gains and losses attributable to separate account assets accrue directly to the contract owners and are not reported on the Company’s consolidated statements of income.

(3)	The net gain (loss) on consolidated VIEs is solely attributable to non-controlling interests on the Company’s consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2009

(Dollar amounts in millions)	December 31, 2008	Realized and unrealized gains / (losses), net	Purchases, sales, other settlements and issuances, net	Net transfers in and/or out of Level 3	December 31, 2009	Total net gains (losses) included in earnings(1)
Investments	$813	$45	($153)	($22)	$683	$92
Other assets	64	(20)	2	—	46	(20)
Separate account assets	4	8	1,276	4	1,292	n/a	(2)

Total Level 3 assets	$881	$33	$1,125	($18)	$2,021	$72

n/a – not applicable

(1)	Earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date.
(2)

The net investment income and net gains and losses attributable to separate account assets accrue directly to the contract owners and are not reported on the Company’s consolidated statements of income.

Realized and Unrealized Gains / (Losses) for Level 3 Assets and Liabilities

Realized and unrealized gains / (losses) recorded for Level 3 assets and liabilities are reported in non-operating income (expense) on the Company’s consolidated statements of income. A portion of net income (loss) for consolidated investments and all of the net income (loss) for consolidated VIEs is allocated to non-controlling interests to reflect net income (loss) not attributable to the Company.

Significant Transfers in and/or out of Levels

Transfers in and/or out of Levels are reflected as of the beginning of the period when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable / unobservable, or when the Company determines it has the ability, or no longer has the ability, to redeem in the near term certain investments that the Company values using a NAV (or a capital account), or when the book value of certain equity method investments no longer represents fair value as determined under fair value methodologies.

Separate Account Assets

In the year ended December 31, 2010 there were $1.5 billion of net transfers out of Level 3 to Level 2 related to debt securities held within separate account assets. The net transfers in Levels were primarily due to availability of observable market inputs, including additional inputs from pricing vendors and brokers.

In the year ended December 31, 2010 there were $63 million of net transfers of equity securities held within separate account assets into Level 3 from Level 1 and Level 2. The net transfers into Level 3 were primarily due to market inputs no longer being considered observable.

Significant Other Settlements in 2010

As of January 1, 2010, upon the adoption of ASU 2009-17 there was a $35 million reclassification of assets from Level 3 private equity investments to Level 3 private equity assets of consolidated VIEs as well as the consolidation of $1,157 million of borrowings within the consolidated CLOs.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient to value certain investments, the Company relies on net asset values as the fair value for certain investments. The following table lists information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a net asset value per share (or its equivalent) at December 31, 2010:

(Dollar amounts in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Trading:
Equity	(a)	$9	$—	Daily (100%)	none

Consolidated sponsored investment funds:
Private equity funds of funds	(b)	247	62	n/r	n/r
Other funds of hedge funds	(c)	3	—	Quarterly (84%) Annual (16%)	30 – 90 days

Equity method:(1)
Hedge funds/funds of hedge funds	(d)	269	9	Monthly (1%), Quarterly (17%) n/r (82%)	15 – 90 days
Private equity funds	(e)	68	57	n/r	n/r
Real estate funds	(f)	44	52	Quarterly (18%) n/r (82%)	60 days

Deferred compensation plan hedge fund investments	(g)	27	—	Monthly (11%), Quarterly (89%)	60 – 90 days

Consolidated VIE:
Private equity funds	(h)	29	2	n/r	n/r

Total		$696	$182

n/r – not redeemable

(1)	Comprised of equity method investments, which include investment companies, which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.
(a)	This category includes several consolidated offshore feeder funds that invest in master funds with multiple equity strategies to diversify risks. The fair values of the investments in this category have been estimated using the net asset value of master offshore funds held by the feeder funds. Investments in this category generally can be redeemed at any time, as long as there are no restrictions in place by the underlying master funds.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share (continued)

(b)	This category includes the underlying third party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third party funds have been estimated using the net asset value of the Company’s ownership interest in partners’ capital in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption, however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately 8 years. Total remaining unfunded commitments to other third party funds is $62 million. The Company is contractually obligated to fund only $42 million to the consolidated funds, while the remaining unfunded balances in the table above are required to be funded by capital contributions from non-controlling interest holders.
(c)	This category includes several consolidated funds of hedge funds that invest in multiple strategies to diversify risks. The fair values of the investments in this category have been estimated using the net asset value of the fund’s ownership interest in partners’ capital of each fund in the portfolio. Investments in this category generally can be redeemed, as long as there are no restrictions in place by the underlying funds.
(d)	This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit and mortgage instruments and other third party hedge funds. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital. It is estimated that the investments in the funds that are not subject to redemptions will be liquidated over a weighted-average period of less than 7 years.
(e)	This category includes several private equity funds that initially invest in non-marketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using the net asset value of the Company’s ownership interest in partners’ capital as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It is estimated that the investment in these funds will be liquidated over a weighted-average period of approximately 5 years.
(f)	This category includes several real estate funds that invest primarily to acquire, expand, renovate, finance, hold for investment, and ultimately sell income-producing apartment properties or to capitalize on the distress in the residential real estate market. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital. The majority of the Company’s investments in these funds is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It is estimated that the investments in these funds will be liquidated over a weighted-average period of approximately 7 years.
(g)	This category includes investments in certain hedge funds that invest in energy and health science related equity securities. The fair values of the investments in this category have been estimated using the net asset value of the Company’s ownership interest in partners’ capital as well as performance inputs.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

7. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share (continued)

(h)	This category includes the underlying third party private equity funds within one consolidated BlackRock sponsored private equity fund of funds. The fair values of the investments in the third party funds have been estimated using the net asset value of the Company’s ownership interest in partners’ capital in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption, however for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately 5 years. Total remaining unfunded commitments to other third party funds is $2 million, which are required to be funded by capital contributions from non-controlling interest holders.

Fair Value Option

Upon consolidation of three CLOs on January 1, 2010, the Company elected to adopt the fair value option provisions for eligible assets and liabilities, including bank loans and borrowings of the CLOs. To the extent there is a difference between the change in fair value of the assets and liabilities, the difference will be reflected as net income (loss) attributable to nonredeemable non-controlling interests on the consolidated statements of income and offset by a change in appropriated retained earnings on the consolidated statements of financial condition.

The following table presents, as of December 31, 2010, the fair value of those assets and liabilities selected for fair value accounting:

(Dollar amounts in millions)	December 31, 2010
CLO Bank Loans:
Aggregate principal amounts outstanding	$1,245
Fair value	$1,162
Aggregate unpaid principal balance in excess of fair value	$83
Unpaid principal balance of loans more than 90 days past due	$3
Aggregate fair value of loans more than 90 days past due	$1
Aggregate unpaid principal balance in excess of fair value for loans more than 90 days past due	$2

CLO Borrowings:
Aggregate principal amounts outstanding	$1,430
Fair value	$1,278

The principal amounts outstanding of the borrowings issued by the CLOs mature between 2016 and 2019.

During the year ended December 31, 2010, the change in fair value of the bank loans, along with the bonds held at fair value, resulted in a $148 million gain, which was offset by a $175 million loss in the fair value of the CLO borrowings. The net loss was recorded in net gain (loss) on consolidated VIEs on the consolidated statement of income. The change in fair value of the assets and liabilities includes interest income and expense, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

8. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, including CDOs/CLOs and sponsored investment funds, which may be considered VIEs. The Company receives advisory fees and/or other incentive related fees for its services and may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company enters into these variable interests principally to address client needs through the launch of such investment vehicles. The VIEs are primarily financed via capital contributed by equity and debt holders. The Company’s involvement in financing the operations of the VIEs is limited to its equity interests.

The PB of a VIE that is an investment fund that meets the conditions of ASU 2010-10 is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both. In order to determine whether the Company is the PB of a VIE, management must make significant estimates and assumptions of probable future cash flows of the VIEs. Assumptions made in such analyses may include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, pre-payments, realization of gains, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes.

Effective January 1, 2010, the PB of a CDO/CLO or other entity that is a VIE that does not meet the conditions of ASU 2010-10 is the enterprise that has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the entity.

VIEs in which BlackRock is the Primary Beneficiary

At December 31, 2010

At December 31, 2010, BlackRock was the primary beneficiary of four VIEs, which included three CLOs in which it did not have an investment, however, BlackRock, as the collateral manager, was deemed to have both the power to control the activities of the CLOs and the right to receive benefits that could potentially be significant to the VIE. In addition, BlackRock was the primary beneficiary of one sponsored private equity investment fund in which it had a non-substantive investment, which absorbed the majority of the variability due to its de-facto third party relationships with other partners in the fund. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company. At December 31, 2010, the following balances related to these four VIEs were consolidated on the Company’s consolidated statement of financial condition:

(Dollar amounts in millions)	December 31, 2010

Assets of consolidated VIEs:
Cash and cash equivalents	$93
Bank loans, bonds and other investments	1,312
Liabilities of consolidated VIEs:
Borrowings	(1,278)
Other liabilities	(7)
Appropriated retained earnings	(75)
Non-controlling interests of consolidated VIEs	(45)

Total net interests in consolidated VIEs	$—

BlackRock, Inc.

Notes to the Consolidated Financial Statements

8. Variable Interest Entities (continued)

VIEs in which BlackRock is the Primary Beneficiary (continued)

At December 31, 2010 (continued)

For the year ended December 31, 2010, the Company recorded non-operating expense of $35 million offset by a $35 million net loss attributable to nonredeemable non-controlling interests on the Company’s consolidated statements of income.

At December 31, 2010, bank loans, bonds and other investments of consolidated VIEs were $1,162 million, $113 million, and $37 million, respectively. The weighted-average maturity of the bank loans and bonds was approximately 4.2 years.

At December 31, 2009

At December 31, 2009, BlackRock was the PB of one VIE, a sponsored private equity investment fund in which it did not have a substantive investment, due to its de-facto third party relationships with other partners in the fund. Due to the consolidation of this VIE, at December 31, 2009, the Company recorded $54 million of net assets, primarily comprised of investments and cash and cash equivalents. These net assets were offset by $54 million of nonredeemable non-controlling interests, which reflect the equity ownership of third parties, on the Company’s consolidated statements of financial condition. For the year ended December 31, 2009, the Company recorded a non-operating expense of $4 million offset by a $4 million net loss attributable to nonredeemable non-controlling interests on its consolidated statements of income.

VIEs in which the Company holds significant variable interests or is the sponsor that holds a variable interest but is not the Primary Beneficiary of the VIE

At December 31, 2010 and 2009, the Company’s carrying value of assets and liabilities and its maximum risk of loss related to VIEs in which it holds a significant variable interest or is the sponsor that holds a variable interest, but for which it was not the PB, were as follows:

At December 31, 2010

(Dollar amounts in millions)	Variable Interests on the Consolidated Statement of Financial Condition
	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss

CDOs/CLOs	$2	$3	($3)	$22
Other sponsored investment funds:
Collective trusts	—	188	—	188
Private equity funds	14	—	(7)	14
Other	14	52	—	66

Total	$30	$243	($10)	$290

BlackRock, Inc.

Notes to the Consolidated Financial Statements

8. Variable Interest Entities (continued)

VIEs in which the Company holds significant variable interests or is the sponsor that holds a variable interest but is not the Primary Beneficiary of the VIE (continued)

The size of the net assets of the VIEs that the Company does not consolidate related to CDOs/CLOs, collective trust funds and other sponsored investment funds were as follows:

•

CDOs/CLOs - approximately ($4) billion, comprised of approximately $7 billion of assets at fair value and $11 billion of liabilities, primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

•	Other sponsored investments funds – approximately $1.6 trillion to $1.7 trillion of net assets

•	This amount includes approximately $1.2 trillion of collective trusts. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts.

•	The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

At December 31, 2010, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) BlackRock’s investments, (ii) advisory fee receivables and (iii) $17 million of credit protection sold by BlackRock to a third party in a synthetic CDO transaction.

At December 31, 2009

(Dollar amounts in millions)	Variable Interests on the Consolidated Statement of Financial Condition
	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss
CDOs/CLOs	$2	$2	($3)	$21
Other sponsored investment funds	14	254	(7)	268

Total	$16	$256	($10)	$289

The size of the net assets of the VIEs that the Company does not consolidate related to CDOs/CLOs, collective trust funds and other sponsored investment funds were as follows:

•

CDOs/CLOs - approximately ($8) billion, comprised of approximately $10 billion of assets at fair value and $18 billion of liabilities, primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

•	Other sponsored investments funds – approximately $1.5 trillion to $1.6 trillion of net assets

•	This amount includes approximately $1.1 trillion of collective trusts. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts.

•	The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

At December 31, 2009, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) BlackRock’s investments, (ii) advisory fee receivables and (iii) $17 million of credit protection sold by BlackRock to a third party in a synthetic CDO transaction.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

9. Derivatives and Hedging

For the years ended December 31, 2010 and 2009, the Company did not hold any derivatives designated in a formal hedge relationship under ASC 815-10.

During 2007, the Company commenced a program to enter into a series of total return swaps to economically hedge against market price exposures with respect to certain seed investments in sponsored investment products. At December 31, 2010, the Company had six outstanding total return swaps with two counterparties with an aggregate notional value of approximately $25 million. At December 31, 2009, the Company had seven outstanding total return swaps with two counterparties with an aggregate notional value of approximately $36 million.

By using derivative financial instruments, the Company exposes itself to market and counterparty risk. Market risk from forward foreign currency exchange contracts is the effect on the value of a financial instrument that results from a change in currency exchange rates. The Company manages certain exposure to market risk associated with foreign currency exchange contracts by establishing and monitoring parameters that limit the types and degrees of market risk that may be undertaken. At December 31, 2010, the Company did not have any outstanding forward foreign currency exchange contracts. At December 31, 2009, the Company had two outstanding forward foreign currency exchange contracts with two counterparties with an aggregate notional value of approximately $100 million.

In December 2007, BlackRock entered into capital support agreements, up to $100 million, with two enhanced cash funds. These capital support agreements were backed by letters of credit issued under BlackRock’s revolving credit facility. In December 2008, the capital support agreements were modified to be up to $45 million and were no longer backed by the letters of credit. In 2009, the capital support agreements were terminated, due to the closure of the related funds. During 2009, the Company provided approximately $4 million of capital contributions to the funds under the capital support agreements. BlackRock determined that the capital support agreements qualified as derivatives under ASC 815-10. Upon closure of the funds in 2009, the liability decreased $11 million to zero and the change in the liability was included in general and administration expenses.

The Company acts as the portfolio manager in a series of credit default swap transactions, referred to collectively as the Pillars synthetic CDO transaction (“Pillars”). The Company has entered into a credit default swap with Citibank, N.A. (“Citibank”), providing Citibank credit protection of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company’s management has performed an assessment of its variable interest in Pillars (a collateral management agreement and the credit default swap) under ASC 810-10 and has concluded the Company is not Pillars’ PB. Pursuant to ASC 815-10, the Company carries the Pillars credit default swap at fair value based on the expected future cash flows under the arrangement.

On behalf of clients of the Company’s registered life insurance companies that maintain separate accounts representing segregated funds held for the purpose of funding individual and group pension contracts, the Company invests in various derivative instruments, which may include futures and forward foreign currency exchange contracts and interest rate and inflation rate swaps.

The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the fund’s investment strategy. The change in fair value of such derivatives, which is recorded in non-operating income (expense), was not material to the Company’s consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

9. Derivatives and Hedging (continued)

The following table presents fair value as of December 31, 2010 of derivative instruments not designated as hedging instruments:

	Assets		Liabilities
(Dollar amounts in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Credit default swap (Pillars)	Other assets	$—	Other liabilities	$3
Separate account derivatives	Separate account assets	1,599	Separate account liabilities	1,599

Total		$1,599		$1,602

The following table presents fair value as of December 31, 2009 of derivative instruments not designated as hedging instruments:

	Assets		Liabilities
(Dollar amounts in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Credit default swap (Pillars)	Other assets	$—	Other liabilities	$3
Separate account derivatives	Separate account assets	1,501	Separate account liabilities	1,501

Total		$1,501		$1,504

The following table presents gains (losses) recognized in income on derivative instruments for the years ended December 31, 2010 and 2009:

(Dollar amounts in millions)	Income Statement Location	2010	2009
Foreign currency exchange contracts	General and administration expense	($5)	$—
Total return swaps	Non-operating income (expense)	(2)	(10)
Credit default swap (Pillars)	Non-operating income (expense)	—	(2)
Capital support agreements	General and administration expense	—	7

Total		($7)	($5)

Net realized and unrealized gains and losses attributable to derivatives held by separate account assets and liabilities accrue directly to the contract owners and are not reported in the Company’s consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

10. Property and Equipment

Property and equipment consists of the following:

(Dollar amounts in millions)	Estimated useful life - in years	December 31,
		2010	2009
Property and equipment:
Land	N/A	$4	$4
Building	39	17	17
Building improvements	15	13	13
Leasehold improvements	1-15	352	324
Equipment and computer software	3-5	368	304
Furniture and fixtures	2-7	74	69
Construction in progress	N/A	26	15

Gross property and equipment		854	746

Less: accumulated depreciation		426	303

Property and equipment, net		$428	$443

N/A – Not Applicable

Qualifying software costs of approximately $39 million, $31 million and $28 million have been capitalized within equipment and computer software for the years ended December 31, 2010, 2009 and 2008, respectively, and are being amortized over an estimated useful life of three years.

Depreciation expense was $145 million, $85 million and $84 million for the years ended December 31, 2010, 2009 and 2008, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

11. Goodwill

Goodwill activity during the years ended December 31, 2010 and 2009 was as follows:

(Dollar amounts in millions)
	2010	2009
Beginning of year balance	$12,680	$5,533
Goodwill acquired related to:
BGI(1)	—	6,952
Other	8	—

Total goodwill acquired	8	6,952

Goodwill adjustments related to:
Quellos	117	185
SSR / Other	—	10

Total goodwill adjustments	117	195

End of year balance	$12,805	$12,680

(1)	December 31, 2009 goodwill has been retrospectively adjusted by $110 million to reflect new information obtained about facts that existed as of December 1, 2009, the BGI acquisition date.

During the year ended December 31, 2010, goodwill increased by $125 million. The increase resulted from a $136 million release of common shares held in escrow in connection with the Quellos Transaction and the Helix Transaction, offset by a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill.

At December 31, 2010, the balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $353 million. Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction.

The impairment tests performed for goodwill as of July 31, 2010, 2009 and 2008 indicated that no impairment charges were required. The Company continuously monitors its book value per share as compared to closing prices of its common stock for potential indicators of impairment. As of December 31, 2010 the Company’s common stock closed at $190.58, which exceeded its book value per share of approximately $136.09 after excluding appropriated retained earnings.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

12. Intangible Assets

Intangible assets at December 31, 2010 and 2009 consisted of the following:

	Remaining Weighted-Average Estimated Useful Life	December 31, 2010
(Dollar amounts in millions)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Acquired management contracts:
Mutual funds/Exchange-traded products	N/A	$10,661	$—	$10,661
Other collective investment funds	N/A	3,610	—	3,610
Alternative investment funds	N/A	917	—	917
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6

Total indefinite-lived intangible assets		16,597	—	16,597

Finite-lived intangible assets:
Acquired management contracts:
Institutional / Retail separate accounts	6.5	1,341	534	807
Alternative investment accounts and funds	5.0	183	79	104
Other(1)	7.6	6	2	4

Total finite-lived intangible assets	6.3	1,530	615	915

Total intangible assets		$18,127	$615	$17,512

	Remaining Weighted-Average Estimated Useful Life	December 31, 2009
(Dollar amounts in millions)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Acquired management contracts:
Mutual funds/Exchange-traded products(2)	N/A	$10,661	$—	$10,661
Other collective investment funds(2)	N/A	3,610	—	3,610
Alternative investment funds	N/A	917	—	917
Trade names / trademarks	N/A	1,403	—	1,403

Total indefinite-lived intangible assets		16,591	—	16,591

Finite-lived intangible assets:
Acquired management contracts:
Institutional / Retail separate accounts(2)	7.4	1,345	403	942
Alternative investment accounts and funds	5.1	190	62	128
Other(1)	8.6	6	1	5

Total finite-lived intangible assets	7.2	1,541	466	1,075

Total intangible assets		$18,132	$466	$17,666

N/A – Not Applicable

(1)	Other represents intellectual property.
(2)

Indefinite-lived and finite-lived intangible assets have been retrospectively adjusted by $25 million and ($7) million, respectively, to reflect new information obtained about facts that existed as of December 1, 2009, the BGI acquisition date.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

12. Intangible Assets (continued)

Amortization expense for finite-lived intangible assets was $160 million, $147 million and $146 million in 2010, 2009 and 2008, respectively. The impairment tests performed for intangible assets as of July 31, 2010, 2009 and 2008 indicated that no impairment charges were required.

Finite-Lived Acquired Management Contracts

In December 2009, in conjunction with the BGI Transaction, the Company acquired $156 million of finite-lived management contracts with a weighted-average estimated useful life of approximately 10 years.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(Dollar amounts in millions)
Year	Amount
2011	$156
2012	155
2013	155
2014	148
2015	119

Indefinite-Lived Acquired Management Contracts

On December 1, 2009, in conjunction with the BGI Transaction, the Company acquired indefinite-lived management contracts valued at $9,810 million consisting primarily of exchange-traded funds and common and collective trusts.

Indefinite-Lived Acquired Trade Names / Trademarks

On December 1, 2009, in conjunction with the BGI Transaction, the Company acquired trade names/trademarks related to iShares®/LifePath® valued at $1.403 billion. The fair value was determined using a royalty rate primarily based on normalized marketing and promotion expenditures to develop and support the brands globally.

Indefinite-Lived Acquired License

In 2010, in conjunction with the Primasia Transaction, the Company acquired a license to develop mutual funds in Taiwan.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

13. Borrowings

Short-Term Borrowings

The carrying value of short-term borrowings included the following:

(Dollar amounts in millions)
	December 31, 2010	December 31, 2009
Commercial paper program	$—	$2,034
2007 Revolving credit facility	100	200

Total short-term borrowings	$100	$2,234

Commercial Paper Program

On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company may issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. The initial proceeds of the commercial paper issuances were used for the financing of a portion of the BGI Transaction. Subsidiaries of Bank of America and Barclays, as well as other third parties, act as dealers under the CP Program. The CP Program is supported by the 2007 revolving credit facility.

The Company began issuance of CP Notes under the CP Program on November 4, 2009. During 2010 all CP Notes outstanding as of December 31, 2009 have been repaid and as of December 31, 2010, BlackRock did not have any outstanding CP Notes.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

13. Borrowings (continued)

Short-Term Borrowings (continued)

2007 Revolving Credit Facility

In August 2007, the Company entered into a five-year $2.5 billion unsecured revolving credit facility (the “2007 facility”), which permits the Company to request an additional $500 million of borrowing capacity, subject to lender credit approval, up to a maximum of $3.0 billion. The 2007 facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less domestic unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2010.

The 2007 facility provides back-up liquidity, funds ongoing working capital for general corporate purposes and funds various investment opportunities. At December 31, 2010, the Company had $100 million outstanding under the 2007 facility with an interest rate of 0.47% and a maturity date of February 28, 2011.

Lehman Commercial Paper Inc. has a $140 million participation under the 2007 facility; however BlackRock does not expect that Lehman Commercial Paper Inc. will honor its commitment to fund additional amounts. Bank of America has a $140 million participation under the 2007 facility.

Japan Commitment-line

In September 2010, BlackRock Japan Co., Ltd., a wholly-owned subsidiary of the Company, renewed a five billion Japanese yen commitment-line agreement with a banking institution (the “Japan Commitment-line”). The term of the renewed Japan Commitment-line is one year and will accrue interest on outstanding borrowings at the applicable Japanese short-term prime rate. The Japan Commitment-line is intended to provide liquidity and flexibility for operating requirements in Japan. At December 31, 2010, the Company had no borrowings outstanding under the Japan Commitment-line.

Convertible Debentures

The maturity amount and carrying value of the 2.625% convertible debentures due in 2035 included the following:

(Dollar amounts in millions)
	December 31, 2010	December 31, 2009
Maturity amount / Carrying value	$67	$243

Fair value	$128	$486

In February 2005, the Company issued $250 million of convertible debentures (the “Debentures”), due in 2035 and bearing interest at a rate of 2.625% per annum. Interest is payable semi-annually in arrears on February 15 and August 15 of each year.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

13. Borrowings (continued)

Convertible Debentures (continued)

The Company retrospectively adopted the requirements of ASC 470-20 on January 1, 2009 (see Note 2, Significant Accounting Policies, for further discussion) resulting in a total cumulative impact of a $9 million reduction to retained earnings at December 31, 2008. The effective borrowing rate for nonconvertible debt at the time of issuance was estimated to be 4.3%, which resulted in $18 million of the $250 million initial aggregate principal amount of the Debentures issued, or $12 million after tax, being attributable to equity. The Company recognized interest expense of $2 million, $10 million and $10 million for years ended December 31, 2010, 2009 and 2008, respectively, comprised of $2 million, $6 million and $7 million related to the coupon and less than $1 million, $4 million and $3 million related to amortization of the discount for the years ended December 31, 2010, 2009, and 2008 respectively. As of March 31, 2010, the initial $18 million debt discount was fully amortized.

Prior to February 15, 2009, the Debentures could have been convertible at the option of the holder at a December 31, 2008 conversion rate of 9.9639 shares of common stock per one dollar principal amount of Debentures under certain circumstances. Commencing on February 15, 2009, at any time prior to maturity at the option of the holder the Debentures became convertible into cash and in some situations as described below, additional shares of the Company’s common stock at the current conversion rate. During the year ended December 31, 2010, holders of $176 million of Debentures converted their holdings into cash and approximately 942,000 shares.

At the time the Debentures are tendered for conversion, for each one dollar principal amount of Debentures converted, a holder shall be entitled to receive cash and shares of BlackRock common stock, if any, the aggregate value of which (the “conversion value”) will be determined by multiplying the applicable conversion rate by the average of the daily volume weighted average price of BlackRock common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the Debentures are tendered for conversion (the “ten-day weighted average price”). The Company will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the Debentures to be converted and (b) the aggregate principal amount of the Debentures to be converted, and (2) if the aggregate conversion value of the Debentures to be converted is greater than the principal return, an amount in shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”). The number of net shares to be paid will be determined by dividing the net share amount by the ten-day weighted average price.

The conversion rate for the Debentures is subject to adjustments upon the occurrence of certain corporate events, such as a change of control of the Company or payment of quarterly dividends greater than $0.30 per share. The initial conversion rate of 9.7282 was determined by the underwriters based on market conditions and has been subsequently revised to 10.2628 as a result of dividends paid by the Company that were in excess of $0.30 per share.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

13. Borrowings (continued)

Convertible Debentures (continued)

Beginning on February 20, 2010, the Company was able to redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any, upon not more than 60 but not less than 30 days notice. Holders of the Debentures have the right to require the Company to repurchase the Debentures for cash on February 15, 2015, 2020, 2025 and 2030. In addition, holders of the Debentures may require the Company to repurchase the Debentures for cash at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any, (i) upon a change of control of the Company or (ii) if BlackRock’s common stock is neither listed for trading on the New York Stock Exchange nor approved for trading on the NASDAQ.

Long-Term Borrowings

The carrying value and fair value of long-term borrowings estimated using market prices at December 31, 2010 included the following:

(Dollar amounts in millions)
	2.25% Notes due 2012	3.50% Notes due 2014	6.25% Notes due 2017	5.00% Notes due 2019	Total Long-term Borrowings
Maturity amount	$500	$1,000	$700	$1,000	$3,200
Unamortized discount	(1)	(1)	(4)	(2)	(8)

Carrying value	$499	$999	$696	$998	$3,192

Fair value	$511	$1,040	$789	$1,041	$3,381

2017 Notes

In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured notes maturing on September 15, 2017 (the “2017 Notes”). Interest is payable semi-annually in arrears on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2017 Notes were issued at a discount of $6 million, which is being amortized over their ten-year term. The Company incurred approximately $4 million of debt issuance costs, which are being amortized over ten years. As of December 31, 2010, $3 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

13. Borrowings (continued)

Long-Term Borrowings (continued)

2012, 2014 and 2019 Notes

In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, $1.0 billion of 3.50% notes and $1.0 billion of 5.0% notes maturing in December 2012, 2014 and 2019, respectively. Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the BGI Transaction, and for general corporate purposes. Interest on these notes is payable semi-annually in arrears on June 10 and December 10 of each year in an amount of approximately $96 million per year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. These notes were issued collectively at a discount of $5 million which is being amortized over the respective terms of the notes. The Company incurred approximately $13 million of debt issuance costs, which are being amortized over the respective terms of these notes. As of December 31, 2010, $11 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

The carrying value and fair value of long-term borrowings estimated using market prices at December 31, 2009 included the following:

(Dollar amounts in millions)
	2.25% Notes due 2012	3.50% Notes due 2014	6.25% Notes due 2017	5.00% Notes due 2019	Total Long-term Borrowings
Maturity amount	$500	$1,000	$700	$1,000	$3,200
Unamortized discount	(1)	(1)	(4)	(3)	(9)

Carrying value	$499	$999	$696	$997	$3,191

Fair value	$497	$987	$751	$987	$3,222

14. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office space under agreements which expire through 2035. Future minimum commitments under these operating leases are as follows:

(Dollar amounts in millions)
Year	Amount
2011	$131
2012	117
2013	130
2014	115
2015	106
Thereafter	903

$1,502

Rent expense and certain office equipment expense under agreements amounted to $158 million, $87 million and $92 million for the years ended December 31, 2010, 2009 and 2008, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

14. Commitments and Contingencies (continued)

Purchase Commitments

During 2010, the Company entered into a purchase obligation for construction services related to Drapers Gardens of approximately $67 million. The Company incurred $4 million of construction services, which is recorded in property and equipment, during the year ended December 31, 2010 resulting in a remaining obligation of approximately $63 million.

Investment Commitments

At December 31, 2010, the Company had $183 million of various capital commitments to fund sponsored investment funds, including funds of private equity funds, real estate funds and distressed credit funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third party funds as third party non-controlling interest holders have the legal obligation to fund the respective commitments of such funds of funds. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the Company’s consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company’s Capital Committee, but which are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

14. Commitments and Contingencies (continued)

Contingencies

Contingent Payments Related to Business Acquisitions

On October 1, 2007, the Company acquired the fund of funds business of Quellos. As part of this transaction, Quellos is entitled to receive two contingent payments upon achieving certain investment advisory revenue measures through December 31, 2010, totaling up to an additional $969 million in a combination of cash and stock. The first contingent payment was paid in 2009 and the second contingent payment, of up to $595 million, would have been payable in cash in 2011.

During 2009, the Company determined the first contingent payment to be $219 million, of which $11 million was previously paid in cash during 2008. Of the remaining $208 million, $156 million was paid in cash and $52 million was paid in common stock, or approximately 330,000 shares based on a price of $157.33 per share. Quellos was entitled to a “catch-up” payment related to the first contingent payment if certain performance measures were met in 2010 as the value of the first contingent payment was less than $374 million. At December 31, 2010, the base and performance fee measures were not achieved and therefore the remaining contingent payments will not occur.

In connection with the acquisition of SSR, the holding company of State Street Research and Management Company, which closed in January 2005, the Company made a final contingent payment in August 2010 of approximately $8 million based on the Company’s retained assets under management associated with the MetLife, Inc. defined benefit and defined contribution plans.

Capital Support Agreements

In December 2007, BlackRock entered into capital support agreements, up to $100 million, with two enhanced cash funds. These capital support agreements were backed by letters of credit issued under BlackRock’s revolving credit facility. In December 2008, the capital support agreements were modified to be up to $45 million and were no longer backed by the letters of credit. In January and May 2009, the capital support agreements were terminated due to the closure of the related funds. During the six months ended June 30, 2009, the Company provided approximately $4 million of capital contributions to the funds under the capital support agreements. At December 31, 2008, the derivative liability for the fair value of the capital support agreements for the two funds totaled approximately $18 million. The fair value of these liabilities increased and decreased as BlackRock’s obligation under the guarantee fluctuated based on the fair value of the derivative. Upon closure of the funds, the liability decreased $11 million to zero, while the change in the liability was included in general and administration expenses.

Other Contingent Payments

The Company acts as the portfolio manager in a series of credit default swap transactions and has a maximum potential exposure of $17 million under a credit default swap between the Company and Citibank. See Note 9, Derivatives and Hedging, for further discussion of this transaction and the related commitment.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

14. Commitments and Contingencies (continued)

Legal Proceedings

From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and domestic and international regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, certain of the investment funds that the Company manages are subject to lawsuits, any of which potentially could harm the investment returns of the applicable fund or result in the Company being liable to the funds for any resulting damages.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of regulatory matters or lawsuits will have a material adverse effect on BlackRock’s earnings, financial position, or cash flows, although, at the present time, management is not in a position to determine whether any such pending or threatened matters will have a material adverse effect on BlackRock’s results of operations in any future reporting period.

Indemnifications

In the ordinary course of business, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

Under the transaction agreement in the MLIM Transaction, the Company has agreed to indemnify Merrill Lynch for losses it may incur arising from (1) any alleged or actual breach, failure to comply, violation or other deficiency with respect to any regulatory or fiduciary requirements relating to the operation of BlackRock’s business, (2) any fees or expenses incurred or owed by BlackRock to any brokers, financial advisors or comparable other persons retained or employed by BlackRock in connection with the MLIM Transaction, and (3) certain specified tax covenants.

Under the transaction agreement in the BGI Transaction, the Company has agreed to indemnify Barclays for losses it may incur arising from (1) breach by the Company of certain representations, (2) breach by the Company of any covenant in the agreement, (3) liabilities of the entities acquired in the transaction other than liabilities assumed by Barclays or for which it is providing indemnification, and (4) certain taxes.

Management believes that the likelihood of any liability arising under the MLIM Transaction or the BGI Transaction indemnification provisions is remote. Management cannot estimate any potential maximum exposure due both to the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of BlackRock. Consequently, no liability has been recorded on the consolidated statements of financial condition.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

15. Stock-Based Compensation

The components of the Company’s stock-based compensation expense are comprised of the following:

(Dollar amounts in millions)	Year ended December 31,
	2010	2009	2008
Stock-based compensation:
Restricted stock and RSUs	$375	$246	$209
Long-term incentive plans funded by PNC	58	59	59
Stock options	12	12	10

Total stock-based compensation	$445	$317	$278

Stock Award and Incentive Plan

Pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and non-employee directors. A maximum of 27,000,000 shares of common stock are authorized for issuance under the Award Plan. Of this amount, 9,957,638 shares remain available for future awards at December 31, 2010. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury, to the extent available.

Restricted Stock and RSUs

Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to five years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Prior to 2009, the Company awarded restricted stock and RSUs with nonforfeitable dividend equivalent rights. Restricted stock and RSUs awarded in 2009 and 2010 are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

15. Stock-Based Compensation (continued)

Restricted Stock and RSUs (continued)

Restricted stock and RSU activity for the years ended December 31, 2010, 2009 and 2008 is summarized below:

Outstanding at	Restricted Stock and Units	Weighted Average Grant Date Fair Value
December 31, 2007	3,709,008	$158.01
Granted	1,618,161	$201.80
Converted	(468,046)	$146.69
Forfeited	(255,170)	$163.64

December 31, 2008	4,603,953	$174.24
Granted	1,869,849	$118.43
Converted	(894,909)	$178.53
Forfeited	(218,430)	$157.21

December 31, 2009	5,360,463	$154.75
Granted	3,283,321	$228.77
Converted	(1,400,390)	$156.09
Forfeited	(500,925)	$198.86

December 31, 2010 (1)	6,742,469	$187.24

(1)	At December 31, 2010, approximately 6.0 million awards are expected to vest and 41,944 awards have vested but have not been converted.

The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price.

In January 2008 and 2009, the Company granted under the Award Plan 295,633 and 23,417 RSUs, respectively, as long-term incentive compensation, which will be partially funded by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below). The awards cliff vest five years from the date of grant.

In January 2008 and 2009, the Company granted 1,212,759 and 1,789,685 RSUs, respectively, to employees as part of annual incentive compensation under the Award Plan that vest ratably over three years from the date of grant.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

15. Stock-Based Compensation (continued)

Restricted Stock and RSUs (continued)

In January 2010, the Company granted the following awards under the Award Plan:

•	846,884 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant.

•

256,311 RSUs to employees that cliff vest on January 31, 2012, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010. The RSUs may not be sold before the one-year anniversary of the vesting date.

•	1,497,222 RSUs to employees that vest 50% on both January 31, 2013 and 2014, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010.

•

124,575 shares of restricted common stock to employees that vest in tranches on January 31, 2010, 2011 and 2012. The restricted common stock may not be sold before the one-year anniversary of each vesting date.

In May 2010, the Company granted 198,977 RSUs to employees that cliff vest on January 31, 2012, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010. The RSUs may not be sold before the one-year anniversary of the vesting date.

At December 31, 2010, there was $528 million in total unrecognized stock-based compensation expense related to unvested restricted stock and RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 1.4 years.

In January 2011, the Company granted the following awards under the Award Plan:

•	1,594,259 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant.

•	609,733 RSUs to employees that cliff vest 100% on January 31, 2014.

Long-Term Incentive Plans Funded by PNC

Under a share surrender agreement, PNC committed to provide up to 4,000,000 shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). In February 2009, the share surrender agreement was amended for PNC to provide BlackRock series C non-voting participating preferred stock to fund the remaining committed shares.

The BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “2002 LTIP Awards”) permitted the grant of up to $240 million in deferred compensation awards, of which the Company previously granted approximately $233 million. Approximately $208 million of the 2002 LTIP Awards were paid in January 2007. The 2002 LTIP Awards were settled for approximately 16.7% in cash and the remainder in approximately 1 million shares of BlackRock common stock contributed by PNC and distributed to plan participants. During the year ended December 31, 2010, the remaining $6 million of previously issued 2002 LTIP Awards were settled in cash and BlackRock shares held by PNC at a conversion price approximating the market price on the settlement date. On the payment date, the Company recorded a capital contribution from PNC for the amount of shares funded by PNC.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

15. Stock-Based Compensation (continued)

Long-Term Incentive Plans Funded by PNC (continued)

During 2007, the Company granted additional long-term incentive awards, out of the Award Plan, of approximately 1.6 million RSUs, that will be settled using BlackRock shares held by PNC in accordance with the share surrender agreement. The RSU awards will vest on September 29, 2011, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $5.20, the applicable performance hurdle in 2009. The value of the RSUs was calculated using BlackRock’s closing stock price on the date of grant. The grant date fair value of the RSUs is being amortized as an expense using the straight-line method over the vesting period, net of expected forfeitures. The maximum value of awards that may be funded by PNC, prior to the earlier of September 29, 2011 or the date the performance criteria are met, is approximately $271 million, all of which was granted as of December 31, 2009.

Subsequent to September 29, 2011, the remaining shares committed by PNC, of approximately 1.3 million, would be available to fund future long-term incentive awards.

Stock Options

Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2007. Options granted have a ten-year life, vest ratably over periods ranging from two to five years and become exercisable upon vesting. The Company has not granted any stock options subsequent to the January 2007 grant which will vest on September 29, 2011 as the Company had actual GAAP EPS in excess of $5.20, the applicable performance hurdle in 2009. Stock option activity for the years ended December 31, 2010, 2009 and 2008 is summarized below:

Outstanding at	Shares under option	Weighted average exercise price
December 31, 2007	4,101,165	$86.19
Exercised	(662,013)	$36.36
Forfeited	(298,635)	$167.76

December 31, 2008	3,140,517	$88.82
Exercised	(490,617)	$34.92
Forfeited	(8,064)	$167.76

December 31, 2009	2,641,836	$98.59
Exercised	(288,100)	$39.35
Forfeited	(9,002)	$167.76

December 31, 2010 (1)	2,344,734	$105.60

(1)	At December 31, 2010, approximately 2.3 million options were vested or are expected to vest.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

15. Stock-Based Compensation (continued)

Stock Options (continued)

The aggregate intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $46 million, $63 million and $113 million, respectively.

Stock options outstanding and exercisable at December 31, 2010 were as follows:

	Options Outstanding			Options Exercisable
(Dollar amounts in millions,
except per share data)		Weighted				Weighted	Aggregate
Exercise Prices	Options Outstanding	Average Remaining Life (years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price	Average Remaining Life (years)	Intrinsic Value of Exercisable Shares
(per share)

$37.36	1,117,700	1.79	$37.36	1,117,700	$37.36	1.79	$171
$167.76	1,227,034	6.09	$167.76	45,023	$167.76	6.09	1

	2,344,734	4.04	$105.60	1,162,723	$42.41	1.96	$172

As of December 31, 2010, the Company had $9 million in unrecognized stock-based compensation expense related to unvested stock options. The unrecognized compensation cost is expected to be recognized over a remaining period of 0.8 years.

Employee Stock Purchase Plan (“ESPP”)

The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. In accordance with ASC 718-10, Compensation – Stock Compensation, the Company does not record compensation expense related to employees purchasing shares under the ESPP.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

16. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan

The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows participants to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of one, three, five or ten years. The Company funds the obligation through the establishment of a rabbi trust on behalf of the plan’s participants.

Rabbi Trust

The rabbi trust established for the VDCP, with assets totaling $66 million and $57 million as of December 31, 2010 and 2009, respectively, is reflected in investments on the Company’s consolidated statements of financial condition. Such investments are classified as trading and other investments. The corresponding liability balance of $66 million and $57 million as of December 31, 2010 and 2009, respectively, is reflected on the Company’s consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as non-operating income (expense) and changes in the corresponding liability are reflected as employee compensation and benefits expense on the consolidated statements of income.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

16. Employee Benefit Plans (continued)

Deferred Compensation Plans (continued)

Other Deferred Compensation Plans

The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed upon vesting is associated with the returns of certain investment funds. The liability balances for these plans were $13 million and $38 million as of December 31, 2010 and 2009, respectively, and are reflected in the Company’s statements of financial condition as accrued compensation and benefits. In January 2011, the Company granted approximately $36 million of additional deferred compensation which will fluctuate with investment returns and will vest ratably over three years from the date of grant.

SSR and Realty had deferred compensation plans that allowed participants to elect to defer a portion of their annual incentive compensation or commissions for either a fixed term or until retirement and invest the funds in specified investments. SSR has funded a portion of the obligation through the purchase of company-owned life insurance (“COLI”) policies to the benefit of SSR. The COLI assets are carried at fair value on the consolidated statements of financial condition, and at December 31, 2010 and 2009, the value of the COLI assets was $11 million and $11 million, respectively, which were recorded in other assets. Changes in the cash surrender value of the COLI policies are recorded to non-operating income (expense) on the consolidated statements of income. In addition, the Company has recorded a related obligation to repay the deferred incentive compensation, plus applicable earnings, to employees, which totaled $10 million and $11 million which were recorded in accrued compensation and benefits on the consolidated statements of financial condition as of December 31, 2010 and 2009, respectively. Changes in the Company’s obligations under these plans, as a result of appreciation or depreciation of the underlying investments in an employee’s account, are recorded as compensation and benefits expense on the consolidated statements of income. Both plans no longer allow participants to defer a portion of their annual incentive compensation or commissions.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

16. Employee Benefit Plans (continued)

Defined Contribution Plans

BlackRock Retirement Savings Plan

Certain of the Company’s employees participate in the BlackRock Retirement Savings Plan (“BRSP”). Under the BRSP, employee contributions of up to 6% of eligible compensation, as defined by the plan and subject to Internal Revenue Code limitations (“IRC”), are matched by the Company at 50%. As part of the BRSP, the Company also will make an annual retirement contribution on behalf of each eligible participant equal to no less than 3% of eligible compensation, plus an additional amount, determined at the discretion of the Company, not to exceed 2% of eligible compensation for a total contribution of no more than 5% of eligible compensation, who has attained one year of service and remain employed with the Company through the end of the plan year. The BRSP expense for the Company was $35 million, $24 million and $33 million for the years ended December 31, 2010, 2009 and 2008, respectively. Contributions to the BRSP are made in cash and no new investments in BlackRock stock or matching contributions of stock are available in the BRSP.

Effective January 1, 2011, all U.S. employees, including U.S. legacy BGI employees, will participate in the BRSP. All plan assets in the two legacy BGI plans, including the 401K Plan and Retirement Plan (see below), were merged into the BRSP on January 1, 2011. Under the combined BRSP, employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to IRC limitations, will be matched by the Company at 50%. In addition, the Company will continue to make an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation.

BlackRock Institutional Trust Company 401(k) Savings Plan (formerly the BGI 401(k) Savings Plan)

The Company assumed a 401(k) Plan (the “BGI Plan”) covering employees of former BGI as a result of the BGI Transaction. As part of the BGI Plan, employee contributions for participants with at least one year of service were matched at 200% of participants’ pre-tax contributions up to 2% of base salary and overtime, and matched 100% of the next 2% of base salary and overtime, as defined by the plan and subject to IRC limitations. The maximum matching contribution a participant would have received is an amount equal to 6% of base salary up to the IRC limitations. The BGI Plan expense was $12 million for the year ended December 31, 2010 and immaterial to the Company’s consolidated financial statements for the year ended December 31, 2009. Effective January 1, 2011, the net assets of this plan merged into the BRSP.

BlackRock Institutional Trust Company Retirement Plan (formerly the BGI Retirement Plan)

The Company assumed a defined contribution money purchase pension plan (“BGI Retirement Plan”) as a result of the BGI Transaction. All salaried employees of former BGI and its participating affiliates who were U.S. residents on the U.S. payroll were eligible to participate. For participants earning less than $100,000 in base salary, the Company contributed 6% of a participant’s total compensation (base salary, overtime and performance bonus) up to $100,000. For participants earning $100,000 or more in base salary, the Company contributed 6% of a participant’s base salary and overtime up to the IRC limitation of $245,000 in 2010. These contributions were 25% vested once the participant has completed two years of service and then vested at a rate of 25% for each additional year of service completed. Employees with five or more years of service under the Retirement Plan were 100% vested in their entire balance. The Retirement Plan expense was $13 million for the year ended December 31, 2010 and immaterial to the Company’s consolidated financial statements for the year ended December 31, 2009. Effective January 1, 2011, the net assets of this plan merged into the BRSP.

BlackRock Group Personal Pension Plan

BlackRock Investment Management (UK) Limited (“BIM”), a wholly-owned subsidiary of the Company, contributes to the BlackRock Group Personal Pension Plan, a defined contribution plan for all employees of BIM. BIM contributes between 6% and 15% of each employee’s eligible compensation. The expense for this plan was $22 million, $13 million and $16 million for the years ended December 31, 2010, 2009 and 2008, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

16. Employee Benefit Plans (continued)

Defined Benefit Plans

In 2009, prior to the BGI Transaction, the Company had several defined benefit pension plans in Japan, Germany, Luxembourg and Jersey. All accrued benefits under these defined benefit plans are currently frozen and the plans are closed to new participants. In 2008, the defined benefit pension values in Luxembourg were transferred into a new defined contribution plan for such employees, removing future liabilities. Participant benefits under the plans will not change with salary increases or additional years of service.

Through the BGI Transaction, the Company assumed defined benefit pension plans in Japan and Germany which are closed to new participants. During 2010, these plans merged into the legacy BlackRock plans in Japan (the “Japan Plan”) and Germany. At December 31, 2010 and 2009, the plan assets for these plans were approximately $19 million and $10 million, respectively, and the unfunded obligations were less than $6 million and $3 million, respectively, which were recorded in accrued compensation and benefits on the consolidated statements of financial condition. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

Defined benefit plan assets for the Japan Plan of approximately $16 million are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve the target investment return benchmark. Investment strategies and asset allocations are based on consideration of plan liabilities and the funded status of the plan. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for the plan assets are 45-50% for U.S. and international equity securities, 50-55% for U.S. and international fixed income securities and 0-5% for cash and cash equivalents.

The table below provides the fair value of the defined benefit Japan Plan assets at December 31, 2010 by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category.

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	December 31, 2010
Cash and cash equivalents	$9	$—	$9
Equity securities	4	—	4
Fixed income securities	—	3	3

Fair value of plan assets	$13	$3	$16

BlackRock, Inc.

Notes to the Consolidated Financial Statements

16. Employee Benefit Plans (continued)

Defined Benefit Plans (continued)

The assets and unfunded obligation for the defined benefit pension plan in Germany and Jersey were immaterial to the Company’s consolidated financial statements at December 31, 2010.

Post-retirement Benefit Plans

Prior to the BGI Transaction, the Company had requirements to deliver post-retirement medical benefits to a closed population based in the United Kingdom and through the BGI Transaction, the Company assumed a post-retirement benefit plan to a closed population of former BGI employees in the United Kingdom. For the years ended December 31, 2010, 2009 and 2008, expenses and unfunded obligations for these benefits were immaterial to the Company’s consolidated financial statements.

In addition, through the BGI Transaction, the Company assumed a requirement to deliver post-retirement medical benefits to a closed population of former BGI employees in the United States. At December 31, 2010 and 2009, the accumulated benefit obligation for this unfunded plan, which is included in accrued compensation and benefits on the consolidated statements of financial condition, was approximately $7 million and $14 million, respectively. For the year ended December 31, 2010, expenses for these benefits were immaterial to the Company’s consolidated financial statements. The post-retirement medical plan costs are developed from actuarial valuations that include key assumptions, including the discount rate and health care cost trends. Changes in retiree medical plan benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and increases in the cost of healthcare. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material. The estimated impact of a one percentage-point change in the discount rate would be a change of less than $100 thousand on 2010 pension expense and would change the projected benefit obligation by less than $1 million.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions

Determination of Related Parties

As a result of the BGI Transaction, Barclays acquired approximately 19.8% of the total capital stock of BlackRock. See Note 3, Mergers and Acquisitions, for further discussion. The Company has considered Barclays, along with its affiliates, to be related parties in accordance with ASC 850-10, Related Party Disclosures (“ASC 850-10”), since the closing of the BGI Transaction based on its level of capital stock ownership. At December 31, 2010, Barclays owned approximately 2.3% of the Company’s voting common stock and held approximately 19.6% of the total capital stock.

As a result of the MLIM Transaction in 2006, the Company considered Merrill Lynch (a subsidiary of Bank of America), along with its affiliates, to be related parties based on its level of ownership. Subsequent to the secondary offering in November 2010 by Bank of America of shares of the Company’s stock, Bank of America owned 0% of the Company’s voting common stock and held approximately 7.1% of the total capital stock, and therefore, subsequent revenues and expenses after the secondary offering related to Bank of America and its affiliates are no longer considered related party transactions.

For the years ended December 31, 2010, 2009 and 2008, the Company considered PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2010, PNC owned approximately 25.3% of the Company’s voting common stock and held approximately 20.3% of the total capital stock.

For the years ended December 31, 2010, 2009 and 2008, the Company considers the registered investment companies that it manages, which include mutual funds and exchanged-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties in accordance with ASC 850-10 due to the Company’s influence over the financial and operating policies of the investee.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Investment Advisory and Administration Fees from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2010	2009	2008
Investment advisory, administration fees and securities lending revenue:
Bank of America and affiliates	$37	$48	$76
PNC and affiliates	4	3	8
Barclays and affiliates	14	2	—
Anthracite Capital, Inc.	4	1	14
Registered investment companies/Equity method investees	4,833	2,561	2,864
Other	1	1	—

Total investment advisory and administration fees	4,893	2,616	2,962

Investment advisory performance fees (equity method investees)	39	35	—

BlackRock Solutions and advisory:
Bank of America and affiliates	1	2	—
PNC and affiliates	9	8	11
Equity method investees	17	21	19
Other	—	—	1

Total BlackRock Solutions and advisory	27	31	31

Other revenue:
Bank of America and affiliates	4	13	10
PNC and affiliates	4	3	—
Barclays and affiliates	35	2	—
Equity method investees	22	15	1
Other	1	1	2

Total other revenue	66	34	13

Total revenue from related parties	$5,025	$2,716	$3,006

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to Bank of America/Merrill Lynch, Barclays and PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC and Bank of America/Merrill Lynch. The Company contracts with Bank of America/Merrill Lynch for various mutual fund distribution and shareholder servicing to be performed on behalf of certain non-U.S. funds managed by the Company. The Company records its investment advisory and administration fees net of retrocessions. Such retrocession arrangements paid to Bank of America and affiliates during 2010 prior to the offering, 2009 and 2008 were $88 million, $85 million and $118 million, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2010	2009	2008
Expenses with related parties:
Distribution and servicing costs
Bank of America and affiliates	$214	$349	$464
PNC and affiliates	11	19	30
Barclays and affiliates	1	—	—
Other	—	—	1

Total distribution and servicing costs	226	368	495
Direct fund expenses
Bank of America and affiliates	10	—	—
Barclays and affiliates	6	—	—

Total direct fund expenses	16	—	—
General and administration expenses
Bank of America and affiliates	11	7	13
Barclays and affiliates	14	3	—
Anthracite Capital, Inc.	14	31	—
Other registered investment companies	33	31	21
Support of two private sponsored enhanced cash funds / Other	—	1	10

Total general and administration expenses	72	73	44

Total expenses with related parties	$314	$441	$539

Certain Agreements and Arrangements with Merrill Lynch and PNC

Global Distribution Agreement with Merrill Lynch

The global distribution agreement provides a framework under which Merrill Lynch provides distribution and servicing of client investments in certain BlackRock investment advisory products. Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM Business that it distributed as of February 15, 2006 on the same economic terms as were in effect on February 15, 2006 or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC (continued)

July 2008 Changes to Stockholder and Global Distribution Agreements

In July 2008, the Company entered into an amended and restated stockholder agreement and an amended and restated global distribution agreement with Merrill Lynch.

These changes to the stockholder agreement with Merrill Lynch, among other items, (i) provide Merrill Lynch with additional flexibility to form or acquire asset managers substantially all of the business of which is devoted to non-traditional investment management strategies such as short selling, leverage, arbitrage, specialty finance and quantitatively-driven structured trades; (ii) expand the definition of change in control of Merrill Lynch to include the disposition of two-thirds or more of its Global Wealth & Investment Management business; (iii) extend the general termination date to the later of July 16, 2013 or the date Merrill Lynch’s beneficial ownership of BlackRock voting securities falls below 20%; and (iv) clarify certain other provisions in the agreement.

The changes in the global distribution agreement in relation to the prior agreement, among other things, (i) provide for an extension of the term to five years from the date of a change in control of Merrill Lynch (to January 1, 2014 following Bank of America’s acquisition of Merrill Lynch) and one automatic 3-year extension if certain conditions are satisfied; (ii) strengthen the obligations of Merrill Lynch to achieve revenue neutrality across the range of BlackRock products distributed by Merrill Lynch if the pricing or structure of particular products is required to be changed; (iii) obligate Merrill Lynch to seek to obtain distribution arrangements for BlackRock products from buyers of any portion of its distribution business on the same terms as the global distribution agreement for a period of at least 3 years; and (iv) restrict the manner in which products managed by alternative asset managers in which Merrill Lynch has an interest may be distributed by Merrill Lynch.

In connection with the closings under the exchange agreements, on February 27, 2009, BlackRock entered into a second amended and restated stockholder agreement with Merrill Lynch and an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC. See Note 19, Capital Stock, for further discussion.

The changes contained in the amended and restated stockholder agreement with Merrill Lynch, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap” and “Significant Stockholder”; and (ii) amended or supplemented certain other definitions and provisions therein to incorporate series B preferred stock and series C preferred stock, respectively. The changes contained in the amended and restated stockholder agreement with PNC, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap,” “Ownership Percentage,” “Ownership Threshold” and “Significant Stockholder”; and (ii) amended or supplemented certain other provisions therein to incorporate series B preferred stock and series C preferred stock, respectively.

The amendment to the share surrender agreement with PNC provided for the substitution of series C preferred stock for the shares of common stock subject to the share surrender agreement.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC (continued)

June 2009 Changes to Stockholder Agreements

In connection with the BGI Transaction, certain additional amendments were made to the amended and restated stockholder agreements with Merrill Lynch and PNC.

The amended and restated stockholder agreement with Merrill Lynch was changed to, among other things, (i) amend or supplement certain definitions and provisions therein to incorporate series D participating preferred stock, (ii) amend the provision relating to the composition of BlackRock’s Board of Directors and (iii) add certain provisions relating to the U.S. Bank Holding Company Act.

The amended and restated stockholder agreement with PNC was changed to, among other things, (i) revise the definitions of “Ownership Cap” and “Ownership Threshold,” (ii) amend or supplement certain other definitions and provisions therein to incorporate series D participating preferred stock, (iii) provide that none of the transfer restriction provisions set forth in the amended and restated stockholder agreement with PNC apply to the shares purchased by PNC as part of the financing for the BGI Transaction, (iv) amend the provision relating to the composition of BlackRock’s Board of Directors and (v) provide that the amended and restated stockholder agreement with PNC shall terminate upon the later of (A) the five year anniversary of the amended and restated stockholder agreement with PNC and (B) the first date on which PNC and its affiliates beneficially own less than 5% of the outstanding BlackRock capital stock, subject to certain other conditions specified therein.

November 2010 Changes to Stockholder and Global Distribution Agreements with Merrill Lynch

In November 2010, in connection with the secondary offering by Bank of America of shares of BlackRock’s common stock, the Company entered into an amended and restated stockholder agreement and an amended and restated global distribution agreement with Merrill Lynch.

The changes to the stockholder agreement with Merrill Lynch provides, among other things, for the following: (i) a reduction in the number of directors Merrill Lynch is entitled to designate upon its holding falling below 10% and 5% thresholds, (ii) a reduction of the cap on total ownership of BlackRock capital stock, (iii) restrictions on Merrill Lynch transferring any shares until November 15, 2011 and (iv) the setting of a termination date of the agreement to July 31, 2013.

This amendment to the global distribution agreement clarifies certain economic arrangements with respect to revenue neutrality across BlackRock products distributed by Merrill Lynch.

The total amount of related party transactions expensed by BlackRock through November 2010, and full year 2009 and 2008 related to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $210 million, $337 million and $456 million, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Merrill Lynch and PNC (continued)

Other Agreements

In connection with the MLIM Transaction, Merrill Lynch agreed that it will provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. The Company is entitled to invoice Merrill Lynch following its determination of the portion of awards entitled to reimbursement for a given calendar year. Through January 2007, the Company had issued total eligible incentive compensation to qualified employees in excess of $200 million. In 2010 and 2009, Merrill Lynch reimbursed $10 million and $25 million, respectively, to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Upon receipt, the reimbursements were recorded as capital contributions.

Merrill Lynch and certain of its affiliates have been engaged by the Company to provide recordkeeping, administration and trustee services to the BRSP. The compensation to Merrill Lynch and its affiliates for these services paid by the Company was not material.

Certain Agreements and Arrangements with Barclays

Barclays Amended and Restated Stock Purchase Agreement

On November 30, 2009, BlackRock, Barclays Bank PLC and Barclays PLC (for limited purposes) entered into an Amended and Restated Stock Purchase Agreement (the “Amended and Restated Stock Purchase Agreement”). The Amended and Restated Stock Purchase Agreement amended and restated the terms of the Stock Purchase Agreement, dated as of June 16, 2009, by and among BlackRock, Barclays and Barclays PLC (for limited purposes), which provided for the acquisition by BlackRock of BGI from Barclays. The revised terms relate, among other things, to the amount of cash and capital required to be held by the various BGI entities at the closing of the acquisition and to the post-closing purchase price adjustment mechanism. On December 1, 2009, BlackRock completed its acquisition of BGI pursuant to the Amended and Restated Stock Purchase Agreement.

Barclays Stockholder Agreement

In connection with the completion of its acquisition of BGI, BlackRock entered into a Stockholder Agreement, dated as of December 1, 2009 (the “Barclays Stockholder Agreement”), with Barclays and Barclays BR Holdings S.à.r.l. (“BR Holdings”, and together with Barclays, the “Barclays Parties”). Pursuant to the terms of the Barclays Stockholder Agreement, the Barclays Parties agreed, among other things, to certain transfer and voting restrictions with respect to shares of BlackRock common stock and preferred stock owned by them and their affiliates, to limits on the ability of the Barclays Parties and their affiliates to acquire additional shares of BlackRock common stock and preferred stock and to certain other restrictions. In addition, the Barclays Stockholder Agreement contains certain provisions relating to the composition of BlackRock’s board of directors, including a requirement that BlackRock’s board must consist of not more than 19 directors, with two directors designated by the Barclays Parties.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Certain Agreements and Arrangements with Barclays (continued)

Other Agreements

Barclays and certain of its affiliates have been engaged by the Company to provide the use of certain indices for certain BlackRock investments funds and for a fee to provide indemnification to clients related to potential losses in connection with lending of client securities. For the year ended December 31, 2010, fees incurred for these agreements were $14 million and amounts during the year ended December 31, 2009 were not material.

Certain Agreements with Merrill Lynch, PNC and Barclays

Concurrent with the secondary offering, BlackRock, Merrill Lynch, PNC and Barclays agreed with the underwriters in such transactions subject to certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after November 8, 2010 without first obtaining the written consent of Merrill Lynch. This lock-up provision expired on February 8, 2011. Additionally, Merrill Lynch agreed to an additional lock-up period of 12 months following the closing of the secondary offering, which occurred on November 15, 2010, subject to certain limited exceptions, pursuant to the amended and restated stockholder agreement with BlackRock.

Receivables and Payables with Related Parties

Due from related parties was $150 million and $189 million at December 31, 2010 and 2009, respectively, and primarily represented a tax indemnification asset due from Barclays, receivables for investment advisory and administration services provided by BlackRock, and other receivables from certain investment products managed by BlackRock. Due from related parties at December 31, 2010 included $71 million due from certain funds, $69 million of a tax indemnification asset due from Barclays and $10 million in receivables from PNC and Barclays. Due from related parties at December 31, 2009 included $72 million of a tax indemnification asset due from Barclays, $57 million due from certain funds, $48 million in receivables from Bank of America/Merrill Lynch, PNC and Barclays and a $12.5 million carrying value in loan receivables from Anthracite Capital, Inc. (“Anthracite”) (see below).

Accounts receivable at December 31, 2010 and 2009 includes $559 million and $492 million, respectively, related to receivables from BlackRock mutual funds and iShares for investment advisory and administration services.

Due to related parties was $57 million and $505 million at December 31, 2010 and 2009, respectively, and primarily represented assumed liabilities from the BGI Transaction. Due to related parties at December 31, 2010 included $41 million and $15 million payable to Barclays and certain investment products managed by BlackRock, respectively. The payable at December 31, 2010 to Barclays included non-interest bearing notes assumed by BlackRock at the close of the BGI Transaction related to certain acquired tax receivables and other contractual items. Due to related parties at December 31, 2009 included $408 million and $95 million payable to Barclays and Merrill Lynch, respectively. The payable at December 31, 2009 to Barclays included non-interest bearing notes assumed by BlackRock at the close of the BGI Transaction related to certain acquired tax receivables and other contractual items.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

17. Related Party Transactions (continued)

Loan Commitments with Anthracite

Prior to March 31, 2010, the Company was committed to provide financing of up to $60 million to Anthracite, a specialty commercial real estate finance company that was managed by a subsidiary of BlackRock. The financing is collateralized by a pledge by Anthracite of its ownership interest in a real estate debt investment fund, which is managed by a subsidiary of BlackRock. At December 31, 2010, $33.5 million of financing was outstanding and remains outstanding as of February 2011, which is past its final maturity date of March 5, 2010. At December 31, 2010, the carrying value of the collateral was estimated to be zero, which resulted in an additional $12.5 million reduction in amounts due from related parties on the Company’s consolidated statement of financial condition and an equal amount recorded in general and administrative expenses on the Company’s consolidated statement of income for the year ended December 31, 2010. The Company has no obligation to loan additional amounts to Anthracite under this facility. Anthracite filed a voluntary petition for relief under Chapter 7 of Title 11 of the U.S. Code in the U.S. Bankruptcy Court for the Southern District of New York on March 15, 2010. Recovery of any amount of the financing provided by the Company in excess of the value of the collateral is not anticipated. The Company continues to evaluate the collectability of the outstanding borrowings.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

18. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers.

Banking Regulatory Requirements

BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly-owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and Total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2010 and 2009, it exceeded the applicable capital adequacy requirements.

(Dollar amounts in millions)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital (to risk weighted assets)	$874	103.3%	$68	8.0%	$85	10.0%
Tier 1 capital (to risk weighted assets)	$874	103.3%	$34	4.0%	$51	6.0%
Tier 1 capital (to average assets)	$874	55.1%	$64	4.0%	$79	5.0%

Broker-dealers

BlackRock Investments, LLC, BlackRock Capital Markets, LLC, BlackRock Execution Services and BlackRock Fund Distribution Company are registered broker-dealers and wholly-owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

Capital Requirements as of December 31, 2010

At December 31, 2010, the Company was required to maintain approximately $897 million in net capital in certain regulated subsidiaries, including BTC, entities regulated by the FSA in the United Kingdom, and the broker-dealers and is in compliance with all applicable regulatory minimum net capital requirements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

19. Capital Stock

Capital Stock Authorized

BlackRock’s authorized common stock, $0.01 par value, was 500,000,000 shares at December 31, 2010 and 2009. At December 31, 2010 and 2009, BlackRock had 20,000,000 series A non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2010 and 2009, BlackRock had 150,000,000 series B non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2010 and 2009, BlackRock had 6,000,000 series C non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2010 and 2009, BlackRock had 20,000,000 series D non-voting participating preferred shares, $0.01 par value, authorized.

Common Shares Held in Escrow

On October 1, 2007, the Company acquired the fund of funds business of Quellos. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. In April 2008, November 2009 and October 2010, 280,519, 42,326, and 865,337, respectively, of common shares were released to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price and had a dilutive effect subsequent to the release. The remaining 3,603 common shares may have a dilutive effect in future periods based on the timing of the release of shares from the escrow account in accordance with the Quellos asset purchase agreement.

February 2009 Capital Exchanges

On January 1, 2009, Bank of America acquired Merrill Lynch. In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock common stock it held for an equal number of shares of non-voting participating preferred stock. On February 27, 2009, Merrill Lynch exchanged (i) 49,865,000 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series B non-voting participating preferred stock, and (ii) 12,604,918 shares of BlackRock’s series A preferred stock for a like number of shares of series B preferred stock, and PNC exchanged (i) 17,872,000 shares of BlackRock’s common stock for a like number of shares of series B non-voting preferred stock and (ii) 2,889,467 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series C non-voting participating preferred stock.

Below is a summary description of the series B and C preferred stock issued in the exchanges.

The series B non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•	benefits from a liquidation preference of $0.01 per share; and

•	is mandatorily convertible to BlackRock common stock upon transfer to an unrelated party.

The series C non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•

benefits from a liquidation preference of $40.00 per share; and is only convertible to BlackRock common stock upon the termination of the obligations of PNC under its share surrender agreement with BlackRock.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

19. Capital Stock (continued)

2009 Capital Stock Activities Related to BGI Transaction

In June and December 2009 the Company raised capital from third party investors via a private placement of 19,914,652 shares of capital stock, at an agreed upon fixed price of $140.60 per share, to finance the cash consideration of the BGI Transaction. The issuance price of $140.60 was based on the valuation of the Company’s common shares for a 10 day period prior to the announcement of the BGI Transaction less an agreed upon discount. Subsequent to the determination of the issuance price the number of share to be issued were fixed.

•

In June 2009, the Company issued to an institutional investor 2,133,713 shares of BlackRock’s common stock at $140.60 per share. The $300 million proceeds from this issuance was used to fund a portion of the purchase of BGI. See Note 3, Mergers and Acquisitions, for further discussion.

•

On December 1, 2009, pursuant to separate stock purchase agreements entered into on June 11, 2009 and June 12, 2009, as amended, BlackRock sold an aggregate of 8,637,519 shares of common stock, 5,587,232 shares of series B non-voting participating preferred stock and 3,556,188 shares of series D non-voting participating preferred stock (collectively, the “Financing Shares”) to certain institutional investors, including the sale of the 3,556,188 shares of series D non-voting participating preferred stock to PNC, each at a price of $140.60 per share. The Company received approximately $2.5 billion in total consideration from the sale of the Financing Shares, which was also used to fund the cash portion of the purchase of BGI.

At the close of the BGI Transaction on December 1, 2009, the Company issued 3,031,516 common shares, and 26,888,001 and 7,647,524 of series B and D non-voting participating preferred stock, respectively, to Barclays as part of the consideration for the purchase of BGI.

January 2010 Capital Exchange

In January 2010, 600,000 common shares were exchanged for Series B preferred stock and all 11,203,442 Series D preferred stock outstanding at December 31, 2009 were exchanged for Series B preferred stock.

November 2010 Capital Exchanges

On November 15, 2010, the Company announced the closing of the secondary offerings by Bank of America and PNC of 58,737,122 shares of BlackRock’s common stock, which included 56,407,040 shares of common stock issued upon the conversion of BlackRock’s series B non-voting participating preferred stock. Concurrently with the secondary offerings, BlackRock issued 11,105,000 shares of common stock to PNC in exchange for an equal number of shares of series B non-voting participating preferred stock.

Cash Dividends for Common and Preferred Shares / RSUs

During the years ended December 31, 2010, 2009 and 2008, the Company paid cash dividends of $4.00 per share (or $776 million), $3.12 per share (or $422 million) and $3.12 per share (or $419 million), respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

19. Capital Stock (continued)

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued							Shares Outstanding
	Common Shares	Escrow Common Shares	Treasury Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D
January 1, 2008	118,573,367	(1,191,785)	(1,322,022)	12,604,918	—	—	—	116,059,560	12,604,918	—	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	—	—	976,103	—	—	—	—	976,103	—	—	—	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	280,519	—	—	—	—	—	280,519	—	—	—	—
PNC LTIP capital contribution	—	—	(25,072)	—	—	—	—	(25,072)	—	—	—	—

December 31, 2008	118,573,367	(911,266)	(370,991)	12,604,918	—	—	—	117,291,110	12,604,918	—	—	—

Issuance of shares to institutional investors	10,771,232	—	—	—	5,587,232	—	3,556,188	10,771,232	—	5,587,232	—	3,556,188
Issuance of shares to Barclays	3,031,516	—	—	—	26,888,001	—	7,647,254	3,031,516	—	26,888,001	—	7,647,254
Issuance of common shares for contingent consideration	330,341	—	—	—	—	—	—	330,341	—	—	—	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	42,326	—	—	—	—	—	42,326	—	—	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	696,788	—	410,789	—	—	—	—	1,107,577	—	—	—	—
Exchange of preferred shares series A for series B	—	—	—	(12,604,918)	12,604,918	—	—	—	(12,604,918)	12,604,918	—	—
Exchange of common shares for preferred shares series B	(67,737,000)	—	—	—	67,737,000	—	—	(67,737,000)	—	67,737,000	—	—
Exchange of common shares for preferred shares series C	(2,889,467)	—	—	—	—	2,889,467	—	(2,889,467)	—	—	2,889,467	—
PNC LTIP capital contribution	—	—	(51,399)	—	—	—	—	(51,399)	—	—	—	—

December 31, 2009	62,776,777	(868,940)	(11,601)	—	112,817,151	2,889,467	11,203,442	61,896,236	—	112,817,151	2,889,467	11,203,442

Release of common stock from escrow agent in connection with Quellos Transaction	—	865,337	—	—	—	—	—	865,337	—	—	—	—
Other stock repurchases	—	—	(896,102)					(896,102)
Exchange of common stock for preferred shares series B	—		(600,000)	—	600,000	—	—	(600,000)	—	600,000	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	1,634,807	—	804,243	—	—	—	—	2,439,050	—	—	—	—
Exchange of preferred shares series D for series B	—	—	—	—	11,203,442	—	(11,203,442)	—	—	11,203,442	—	(11,203,442)
Exchange of preferred shares series B for common shares	67,512,040	—	—	—	(67,512,040)	—	—	67,512,040	—	(67,512,040)	—	—
PNC LTIP capital contribution	—	—		—	—	(23,028)	—	—	—	—	(23,028)	—

December 31, 2010	131,923,624	(3,603)	(703,460)	—	57,108,553	2,866,439	—	131,216,561	—	57,108,553	2,866,439	—

BlackRock, Inc.

Notes to the Consolidated Financial Statements

20. Restructuring Charges

During the fourth quarter of 2008, the Company reduced its workforce globally by approximately 9%. This action was the result of a cost cutting initiative designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of approximately $38 million ($26 million after-tax) for the year ended December 31, 2008. This charge was comprised of $34 million of severance and associated outplacement costs, $3 million of expenses related to the accelerated amortization of previously granted equity-based compensation awards, and $1 million of expenses related to legal services for the year ended December 31, 2008.

During 2009, the Company continued to reduce its workforce globally. This action was the result of business reengineering efforts designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of $22 million ($14 million after-tax) for the three months ended March 31, 2009. This charge was comprised of $15 million of severance and associated outplacement costs, $4 million of property costs associated with the lease payments for the remaining term in excess of the estimated sublease proceeds and $3 million of expenses related to the accelerated amortization of previously granted equity-based compensation awards.

The following table presents a rollforward of the Company’s restructuring liability, which is included within other liabilities on the Company’s consolidated statements of financial condition:

(Dollar amounts in millions)
Liability as of December 31, 2007	$—
Additions	38
Cash payments	(14)
Accelerated amortization of equity-based awards	(3)

Liability as of December 31, 2008	21
Additions	22
Cash payments	(34)
Accelerated amortization of equity-based awards	(3)

Liability as of December 31, 2009	$6
Cash payments	(4)

Liability as of December 31, 2010	$2

BlackRock, Inc.

Notes to the Consolidated Financial Statements

21. Income Taxes

The components of income tax expense for the years ended December 31, 2010, 2009 and 2008, are as follows:

	Year ended December 31,
(Dollar amounts in millions)	2010	2009	2008
Current income tax expense:
Federal	$708	$342	$396
State and local	60	36	49
Foreign	200	86	175

Total net current income tax expense	968	464	620

Deferred income tax expense (benefit):
Federal	28	(7)	(160)
State and local	10	(60)	(21)
Foreign	(35)	(22)	(52)

Total net deferred income tax expense (benefit)	3	(89)	(233)

Total income tax expense	$971	$375	$387

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to non-controlling interests:

	Year ended December 31,
(Dollar amounts in millions)	2010	2009	2008
Domestic	$2,258	$899	$654
Foreign	776	351	517

Total	$3,034	$1,250	$1,171

BlackRock, Inc.

Notes to the Consolidated Financial Statements

21. Income Taxes (continued)

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

	Year ended December 31,
(Dollar amounts in millions)	2010	%	2009	%	2008	%
Statutory income tax expense	$1,062	35%	$438	35%	$410	35%

Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	53	2	21	2	25	2
Impact of foreign, state, and local tax rate changes on deferred taxes	(27)	(1)	(45)	(4)	—	—
Effect of foreign tax rates	(145)	(4)	(81)	(6)	(37)	(3)
Other	28	—	42	3	(11)	(1)

Income tax expense	$971	32%	$375	30%	$387	33%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Company’s consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred income tax assets and liabilities are shown below:

	December 31,
(Dollar amounts in millions)	2010	2009(1)

Deferred income tax assets:
Compensation and benefits	$374	$399
Unrealized investment losses	108	155
Loss carryforwards	67	40
Other	186	134

Gross deferred tax assets	735	728
Less: deferred tax valuation allowances	(78)	(71)

Deferred tax assets net of valuation allowances	657	657

Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,813	5,829
Acquired finite-lived intangibles	271	325
Other	40	53

Gross deferred tax liabilities	6,124	6,207

Net deferred tax (liabilities)	($5,467)	($5,550)

(1)

Certain line items on the consolidated statement of financial condition, including deferred tax assets and deferred tax liabilities, have been retrospectively adjusted as of December 31, 2009 to reflect new information obtained about facts that existed as of December 1, 2009, the BGI acquisition date.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

21. Income Taxes (continued)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2010, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $10 million and $5,477 million, respectively. At December 31, 2009, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $21 million and $5,571 million, respectively.

The United Kingdom in the third quarter of 2010 and New York City in the third quarter of 2009 enacted legislation reducing corporate income tax rates, which resulted in a revaluation of certain net deferred income tax liabilities primarily related to acquired intangible assets, which resulted in a $30 million and a $45 million tax benefit, respectively.

The Company had a deferred income tax asset related to unrealized investment losses of approximately $108 million and $155 million as of December 31, 2010 and 2009, respectively, reflecting the Company’s conclusion that based on the weight of available evidence, it is more likely than not that the deferred tax asset will be realized. During 2008, the Company incurred investment losses of $573 million primarily related to unrealized losses on investments. Substantially all of the investment losses relate to investments held by subsidiaries in the United States. After the allocation of net loss attributable to non-controlling interests of $155 million, the net loss on investments was $418 million. A portion of the net loss is expected to be ordinary if recognized and, as result, will not be subject to any limitations. Realized capital losses may be carried back three years and carried forward five years and offset against realized capital gains for federal income tax purposes. The Company expects to be able to carry back a portion of its unrealized capital losses when realized, hold certain fixed income securities over a period sufficient for them to recover their unrealized losses, and to generate future capital gains sufficient to offset the unrealized capital losses.

At December 31, 2010 and 2009, the Company had available state net operating loss carry forwards of $182 million and $568 million, respectively, which will expire on or before 2032. As of December 31, 2010, the Company had a foreign net operating loss carryforwards of $84 million of which $42 million expires on or before 2017 and the balance will carry forward indefinitely. In addition, at December 31, 2010 and 2009, the Company had U.S. capital loss carryforwards of $90 million which were acquired in the BGI Transaction and will expire on or before 2013.

At December 31, 2010 and 2009, the Company had $78 million and $71 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition. The year over year increase in the valuation allowance primarily related to certain foreign deferred income tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 11, Goodwill, for further discussion.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

21. Income Taxes (continued)

Current income taxes are recorded net in the consolidated statements of financial condition when related to the same tax jurisdiction. As of December 31, 2010, the Company had current income taxes receivable and payable of $57 million and $157 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. As of December 31, 2009, the Company had current income taxes receivable and payable of $292 million and $86 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

The Company does not provide deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $1,297 million and $778 million as of December 31, 2010 and 2009, respectively. The determination of the additional deferred income taxes on the excess has not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

Pursuant to the adoption of ASC 740-10 related to uncertainty in income taxes, see the following tabular reconciliation which presents the total amounts of gross unrecognized tax benefits:

	Year ended December 31,
(Dollar amounts in millions)	2010	2009	2008
Balance at January 1	$285	$114	$66
Additions for tax positions of prior years	10	11	12
Reductions for tax positions of prior years	(17)	(1)	(2)
Additions based on tax positions related to current year	35	63	42
Lapse of statute of limitations	(8)	—	—
Settlements	(2)	(16)	(7)
Foreign exchange translation	—	(3)	3
Positions assumed in BGI Transaction	4	117	—

Balance at December 31	$307	$285	$114

Included in the balance of unrecognized tax benefits at December 31, 2010, 2009 and 2008, respectively, are $194 million, $184 million and $60 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $8 million during 2010 and in total, as of December 31, 2010, has recognized a liability for interest and penalties of $56 million. During 2009, the Company accrued interest and penalties of $8 million and in total, as of December 31, 2009, has recognized a liability for interest and penalties of $48 million, of which $28 million was assumed in the BGI Transaction. During 2008, the Company accrued interest and penalties of $5 million and in total, as of December 31, 2008, had recognized a liability for interest and penalties of $11 million.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

21. Income Taxes (continued)

Pursuant to the Amended and Restated Stock Purchase Agreement, the Company has been indemnified by Barclays for $69 million of unrecognized tax benefits.

BlackRock is subject to U.S. federal income tax as well as income tax in multiple jurisdictions. The tax years after 2005 remain open to U.S. federal, state and local income tax examination, and the tax years after 2006 remain open to income tax examination in the United Kingdom. With few exceptions, as of December 31, 2010, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2006. The Internal Revenue Service (“IRS”) is currently examining the Company’s 2006 and 2007 tax years and management expects that examination to conclude during 2011. In February 2011, the Company received a notice of proposed adjustments from the IRS. Management does not anticipate that its resolution would result in a material change to its consolidated financial statements. The Company is currently under audit in several state and foreign jurisdictions.

As of December 31, 2010, it is reasonably possible the total amounts of unrecognized tax benefits will increase or decrease within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $15 million to $25 million within the next twelve months. The Company does not anticipate that any possible adjustments resulting from these audits would result in a material change to its consolidated financial statements.

Prior to September 29, 2006, BlackRock had filed selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis. When BlackRock was included in a group’s combined or unitary state or municipal income tax filing with PNC subsidiaries, BlackRock’s share of the liability generally was an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and BlackRock have entered into a tax disaffiliation agreement that sets forth each party’s rights and obligations with respect to income tax payments and refunds and addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. As such, the Company may be responsible for its pro rata share of tax positions taken by PNC for unaudited tax years which may be subsequently challenged by taxing authorities. Management does not anticipate that any such amounts would be material to the Company’s operations, financial position or cash flows.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

22. Earnings Per Share

The following table sets forth the computation of basic EPS:

	Year ended December 31,
(Dollar amounts in millions, except per share data)	2010	2009	2008

Net income attributable to BlackRock, Inc.	$2,063	$875	$784
Less:
Dividends distributed to common shares	764	412	406
Dividends distributed to participating RSUs	12	10	13

Undistributed net income attributable to BlackRock, Inc.	1,287	453	365
Percentage of undistributed net income allocated to common shares(a)	98.6%	97.3%	96.6%

Undistributed net income allocated to common shares	1,269	441	353
Plus:
Common share dividends	764	412	406

Net income attributable to common shares	$2,033	$853	$759

Weighted-average shares outstanding	190,554,510	136,669,164	129,543,443

Basic earnings per share attributable to BlackRock, Inc., common stockholders:	$10.67	$6.24	$5.86

BlackRock, Inc.

Notes to the Consolidated Financial Statements

22. Earnings Per Common Share (continued)

The following table sets forth the computation of diluted EPS:

	Year ended December 31,
(Dollar amounts in millions, except per share data)	2010	2009	2008
Net income attributable to BlackRock, Inc.	$2,063	$875	$784
Less:
Dividends distributed to common shares	764	412	406
Dividends distributed to participating RSUs	12	10	13

Undistributed net income attributable to BlackRock, Inc.	1,287	453	365
Percentage of undistributed net income allocated to common shares(a)	98.6%	97.3%	96.6%

Undistributed net income allocated to common shares	1,269	441	353
Plus:
Common share dividends	764	412	406

Net income attributable to common shares	$2,033	$853	$759

Weighted-average common shares outstanding	190,554,510	136,669,164	129,543,443

Dilutive effect of:
Stock options and non-participating RSUs	1,751,487	1,519,570	1,172,081
Convertible debt	386,050	1,292,715	254,284
Acquisition-related contingent stock payments	—	—	406,709

Total diluted weighted-average shares outstanding	192,692,047	139,481,449	131,376,517

Dilutive earnings per share attributable to BlackRock, Inc., common stockholders:	$10.55	$6.11	$5.78

(a)	Allocation to common shareholders is based on the total of common and participating security shareholders (which represent unvested RSUs that contain nonforfeitable rights to dividends). At December 31, 2010, 2009 and 2008, outstanding participating securities were 2.8 million, 3.8 million and 4.5 million, respectively.

Basic EPS is calculated pursuant to the two-class method to determine income attributable to common shareholders. Basic EPS is calculated by dividing net distributed and undistributed earnings allocated to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and in addition, reflects the impact of other potentially dilutive shares, including RSU awards that do not contain nonforfeitable rights to dividends, unexercised stock options and convertible debentures. The dilutive effect of participating securities is calculated under the more dilutive of either the treasury method or the two-class method.

Due to the similarities in terms between BlackRock series A, B, C and D non-voting participating preferred stock and the Company’s common stock, the Company considers the series A, B, C and D non-voting participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding series A, B, C and D non-voting participating preferred stock and dividends paid for these series in the calculation of average basic and diluted shares outstanding for the years ended December 31, 2010, 2009 and 2008.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

22. Earnings Per Common Share (continued)

For the year ended December 31, 2010, 1,198,856 RSUs were excluded from the calculation of diluted EPS because to include them would have an anti-dilutive effect. For the years ended December 31, 2009 and 2008, 1,240,998 and 1,336,911 stock options, respectively, were excluded from the calculation of diluted earnings per share because to include them would have an anti-dilutive effect.

Shares issued in Quellos Transaction

On October 1, 2007, the Company acquired the fund of funds business of Quellos. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. In total, 1,188,182 common shares were released to Quellos between April 2008 and October 2010 and became dilutive subsequent to the respective release dates. The remaining 3,603 common shares may have a dilutive effect in future periods based on the timing of the release of shares from the escrow account in accordance with the Quellos asset purchase agreement.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

23. Segment Information

The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company believes it operates in one business segment in accordance with ASC 280-10.

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees, BlackRock Solutions and advisory, distribution fees and other revenue for the years ended December 31, 2010, 2009 and 2008.

(Dollar amounts in millions)	Year ended December 31,
	2010	2009	2008
Equity	$4,055	$1,468	$1,701
Fixed income	1,531	921	879
Multi-asset class	773	499	527
Alternatives	961	515	619
Cash management	510	625	708

Total investment advisory, administration fees, securities lending revenue and performance fees	7,830	4,028	4,434
BlackRock Solutions and advisory	460	477	393
Distribution fees	116	100	139
Other revenue	206	95	98

Total revenue	$8,612	$4,700	$5,064

The following table illustrates the Company’s total revenue for the years ended December 2010, 2009 and 2008 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides.

(Dollar amounts in millions) Revenue	2010	% of Total	2009	% of Total	2008	% of Total
Americas	$5,824	67%	$3,309	70%	$3,438	68%
Europe	2,300	27%	1,179	25%	1,360	27%
Asia-Pacific	488	6%	212	5%	266	5%

Total revenue	$8,612	100%	$4,700	100%	$5,064	100%

The following table illustrates the Company’s long-lived assets, including goodwill and property and equipment at December 31, 2010, 2009 and 2008 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(Dollar amounts in millions) Long-lived Assets	2010	% of Total	2009	% of Total	2008	% of Total
Americas	$13,092	99%	$12,983	99%	$5,714	99%
Europe	42	—%	46	—%	27	—%
Asia-Pacific	99	1%	94	1%	52	1%

Total long-lived assets	$13,233	100%	$13,123	100%	$5,793	100%

Americas primarily is comprised of the United States, Canada, Brazil and Mexico, while Europe primarily is comprised of the United Kingdom and Asia-Pacific primarily is comprised of Japan, Australia and Hong Kong.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

24. Selected Quarterly Financial Data (unaudited)

(Dollar amounts in millions, except per share data) 2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$1,995	$2,032	$2,092	$2,493
Operating income	$654	$697	$707	$940
Net income	$428	$389	$584	$649
Net income attributable to BlackRock, Inc.	$423	$432	$551	$657

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$2.20	$2.23	$2.85	$3.39
Diluted	$2.17	$2.21	$2.83	$3.35

Weighted-average common shares outstanding:
Basic	189,676,023	190,975,161	190,494,905	191,057,374
Diluted	192,152,251	192,569,539	192,326,841	193,478,460

Dividend Declared Per Share	$1.00	$1.00	$1.00	$1.00

Common stock price per share:
High	$243.80	$212.27	$172.87	$193.74
Low	$200.56	$143.01	$138.42	$161.53
Close	$217.76	$143.40	$170.25	$190.58

2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$987	$1,029	$1,140	$1,544
Operating income	$271	$261	$357	$389
Net income	$62	$244	$334	$257
Net income attributable to BlackRock, Inc.	$84	$218	$317	$256

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$0.63	$1.62	$2.31	$1.65
Diluted	$0.62	$1.59	$2.27	$1.62

Weighted-average common shares outstanding:
Basic	130,216,218	130,928,926	133,266,379	152,062,468
Diluted	131,797,189	133,364,611	135,902,241	155,040,242

Dividend Declared Per Share	$0.78	$0.78	$0.78	$0.78

Common stock price per share:
High	$143.32	$183.80	$220.17	$241.66
Low	$88.91	$119.12	$159.45	$206.00
Close	$130.04	$175.42	$216.82	$232.20

•	The first quarter of 2009 included the impact of a $22 million pre-tax expense related to restructuring charges.

•	The second, third and fourth quarters of 2009 included $15 million, $16 million and $152 million of pre-tax BGI transaction and integration costs, respectively.

•

The fourth quarter of 2009 included incremental revenue and expenses related to the operations of BGI in December 2009, and subsequent quarters in 2010 included the full effect of the operations of BGI.

•	The third quarter of 2010 and 2009 included a $30 million and $45 million tax benefit related to United Kingdom and New York City income tax law changes, respectively.

•	The first, second and third quarters of 2010 included $52 million, $32 million and $6 million of pre-tax BGI integration costs, respectively.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

25. Subsequent Events

Additional Subsequent Event Review

In addition to the subsequent events included in the notes to the consolidated financial statements, the Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.